Exhibit 2.1


                                    AGREEMENT

                                  BY AND AMONG
FERRANIA LUX S.a.r.l., a company incorporated in Luxembourg, whose registered office is at 8, Boulevard Joseph II, L-1840 Luxembourg, represented by its Attorney in-fact Francesca de Fraja, who executes this Agreement (as defined in Section 1.01.03) by virtue of the Power of Attorney dated June 17, 1999,

                                                           - on the first part -

                                       and
IMATION ENTERPRISES CORP., a corporation incorporated in Delaware, whose principal place of business is at 1 Imation Place, Oakdale, Minnesota 55428 , represented by its proxy, James J. Wales, who executes this Agreement by virtue of the proxy dated June 19, 1999; IMATION S.p.A., a company incorporated in Italy, whose registered office is at Cairo Montenotte (SV)- Frazione Ferrania, Viale della Liberta n. 57, represented by its Sole Administrator, Giorgio Gambetti, who executes this Agreement by virtue of Ordinary Shareholders Meeting Decision on January 27, 1999, and IMATION RICERCHE S.p.A., a company incorporated in Italy, whose registered office is at Cairo Montenotte (SV)- Frazione Ferrania, Viale della Liberta n. 57, represented by its Attorney in-fact, Giorgio Gambetti, who executes this Agreement by virtue of General Proxy dated November 13, 1997.

                                                          - of the second part -

                                    RECITALS

     (a) The US Vendor (as defined in Section 1.01.57), the Italian Vendors (as defined in Section 1.01.36) as well as the Vendors' Subsidiaries (as defined in
Section 1.01.63) currently own and operate the Businesses (as defined in Section 1.01.10).
     (b) The Italian Vendors desire to sell the Italian Business (as defined in
Section 1.01.33).
     (c) The Purchaser (as defined in Section 1.01.46) has indicated its willingness to acquire, own and operate the Italian Business subject to the Vendors (as defined in Section 1.01.64) agreeing to sell and transfer the Italian Business for nominal consideration and agreeing, further, to sell the USA Business (as defined in Section 1.01.58), the European

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Associated Assets and Liabilities (as defined in Section 1.01.24), and the
Residual Inventory (as defined in Section 1.01.32).
     (d) The Vendors are willing to accept the proposal of the Purchaser.
     (e) The Vendors and the Purchaser desire to effect the transfer of the Businesses through:
          (i) the purchase and sale of the shares representing the entire capital stock of Italian Newco (as defined in Section 1.01.35) which will have become the owner of the Italian Business;
          (ii) the acquisition by the Italian Newco of
               (x) the entire capital stock of the USA Company (as defined in Section 1.01.60) which will have become the owner of the USA Business and
               (y) the Residual Inventory, and
          (iii) the acquisition by the Purchaser Subsidiaries (as defined in Section 1.01.47) of the European Associated Assets and Liabilities.

NOW THEREFORE, the Parties (as defined in Section 1.01.41) hereby agree and covenant as follows.

                                    ARTICLE 1
                      CERTAIN DEFINITIONS AND CONSTRUCTION

1.01 Defined Terms. In addition to any other word elsewhere defined in this Agreement, the following words and expressions and abbreviations have, in this Agreement (including its Schedules) the following designated meanings:
1.01.01 "Accounting Principles" : generally accepted accounting principles in the United States (US GAAP), applied on a consistent basis, as used by the Vendors in the preparation of its December 31, 1998 consolidated financial statements of which the Businesses were a component, as supplemented by the accounting principles set forth in the document attached hereto as Schedule 1.01.01.
1.01.02 "Affiliate" : with respect to any Person (as defined in Section 1.01.42), an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with such Person, it being understood that, for the purposes of this definition, control shall be determined in accordance with Article 2359 of the Code (as defined in Section 1.01.12).
1.01.03 "Agreement": this agreement executed and exchanged by and among the

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Purchaser and the Vendors in the place and as of the date first above written, including amendment, deletion and/or addendum thereto.
1.01.04 "Amnesty" : shall have the meaning provided in Section 9.08.
1.01.05 "Ancillary Agreements" : collectively the Transition Services Agreement (as defined in Section 1.01.56), the Supply Agreement (as defined in Section 1.01.53), the Weatherford Lease Agreement (as defined in Section 1.01.65), the Woodbury Lease Agreement (as defined in Section 1.01.39) and the Italian Sub-Lease Agreement (as defined in Section 1.01.34).
1.01.06 "Appraisal" : the appraisal of the Italian Business as of May 31, 1999 to be prepared pursuant to and for the purposes of Article 2343 of the Code by the independent appraiser appointed by the President of the Tribunal of Savona.
1.01.07 "Assets and Liabilities" : the assigned assets and the assumed liabilities arising out of the Businesses as listed by category in Schedule 1.01.07, as well as any other asset Related to the Businesses (other than the Excluded Assets and the Excluded Liabilities).
1.01.08 "Best Knowledge" "Knowledge" or "To Know" : if referred to the Vendors in the context of their representations and warranties contained in Article 7 of this Agreement, shall be construed to include any fact which any of the following individuals knew or, by virtue of their respective positions or responsibilities consistent with their past practices, should have known :
     (i) Alberto Silva-PCS Sourcing mgr., Flavio Mangini-US Sales & Marketing Director, John Mathes-Weatherford PCS Plant mgr., Mauro Leandro-Silver Halide R&D mgr, Alberto Ferrario-South Europe and MOW Sales & Mktg mgr. ,Tim Burton-Europe Sales & Mktg mgr, Riccardo Genta-PCS General mgr., Joe Gote-Director Legal Europe, Roberto Pedrina-Legal Italy mgr., Enrico Luerti-European Controller,-Tom Foyer-Finance & Administration Director, Gary Mol-Weatherford sourcing mgr., Raymond Yeung-H.K. managing Director for the purposes of Sections 7.01.02(ii), 7.01.12(a)(i), (iii), (iv), (v) and (vi) of this
Agreement;
     (ii) Riccardo Genta-PCS General mgr, Giorgio Gambetti-Imation Italy Sole Administrator, John Sullivan-V.P.Imation Legal, Joe Gote-Director Legal Europe and Roberto Pedrina-Legal Italy mgr., for the purposes of Section 7.01.02(a)(iii) of this Agreement;
     (iii) Galen Johnson-Finance & Admin. mgr, Emanuele Loglio-Silver Halide Controller,

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Giorgio Gambetti-Imation Italy Sole Administrator, Enrico Luerti-
European Controller, Paul Zeller-Imation Finance&Admin.mgr., Vittorio Levati-Ferrania I.T. mgr, Mark Arps-Europe I.T. mgr., Bob Hibbard-Imation I.T. Director, and Robert Stewart- Weatherford Plant mgr. for the purposes of Section 7.01.11(b) of this Agreement;
     (iv) in addition to the persons named in paragraph (i) above, Roberto Allaix-Silver Halide I.P. mgr., Bill Bauer-Legal dept. mgr. Bill Weimer-I.P.mgr., and Enrico Luerti, European Controller, for the purposes of
Section 7.01.12(a)(vi) of this Agreement;
     (v) in addition to the persons named in paragraph (i) above, John Sullivan-V.P.Imation Legal and Joe Gote-Director Legal Europe for the purposes of Section 7.01.12(a)(vii) of this Agreement;
     (vi) Riccardo Genta-PCS General mgr, Roberto Pedrina-Legal Italy mgr., Joe Gote-Director Legal Europe, John Sullivan-V.P.Imation Legal, Sara Ethier-Health & Safety Director, Adriano Brero-Chemical Plant mgr., Vittorio Levati-Ferrania I.T. mgr, Mark Arps-Europe I.T. mgr. Bob Hibbard-Imation I.T. Director, and Robert Stewart- Weatherford Plant mgr for the purposes of Section 7.01.13 of this Agreement;
     (vii) Riccardo Genta-PCS General mgr, Pino Corizia-Ferrania H.R. mgr., Marco Tagliabue- Italy H.R. mgr, Mark Schaefer-Europe H.R. mgr, Roberto Pedrina-Legal Italy mgr, Joe Gote-Director Legal Europe, John Sullivan -V.P.Imation Legal and Sara Ethier-Health & Safety Director for the purposes of
Section 7.01.14 of this Agreement;
     (viii) Riccardo Genta-PCS General mgr, Pino Corizia-Ferrania H.R. mgr., Marco Tagliabue- Italy H.R. mgr, Mark Schaefer-Europe H.R. mgr, John Mathes-Weatherford PCS Plant mgr., Mark O'Sell-H.R. Legal mgr. and Terry Dudgeon- P.T. H.R. Director for the purposes of Section 7.01.15 of this Agreement;
     (ix) Silvano Pastorino-B&W Manufacturing mgr. Marco Descalzo-PCS Manufacturing mgr., and Rolf Kaiser-Product responsibilty mgr. for the purposes of Section 7.01.16 of this Agreement;
1.01.09 "Business Day" : any day (excluding Saturday) on which banks generally are open in Milan (Italy) for transactions of normal banking business.
1.01.10 "Businesses": collectively the Assets related to and the Liabilities arising out of the following :
          (i) Photo Color System business which means the materials, equipment, systems and sub-systems, and the software for running them, for the development, manufacture, distribution and sale of wet-processed, silver halide-based photographic film

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and single use cameras that include such film and intended for the creation of graphics for consumer or professional photography, generally of the type described as, but not limited to, camera films and cartridges, cameras, and supplies for camera films (the "P&C Business"). The term "consumer" in the previous sentence refers to the general public that makes photographs of family, friends, and the like; and the term "professional" refers to those who create and sell family portraits, graduation portraits, and the like;
          (ii) Medical Imaging System business which means the materials, equipment, systems and sub-systems and the software for running them intended for the operations related to the development and manufacture of certain medical products for medical imaging of the body and medical image management (the "Kodak Supply Products") as defined in the Kodak Supply Agreement (as defined in
Section 1.01.30) and the future opportunity to distribute and sell to third parties other than Kodak such Kodak Supply Products as provided for in the Kodak Transaction Documents (as defined in Section 1.01.31) (the "Medical Imaging System Business");
          (iii) Imagesetting business which means the materials, equipment, systems and subsystems, and the software for running them, for the development, manufacture, and the opportunity to distribute and sell wet processed, silver based imagesetting media intended for the creation of graphics (the "Imagesetting Business"). The term "imagesetting" in the previous sentence means the process of applying an image to a light-sensitive media to form a film mask and subsequently passing light through the film mask to apply the image to a light-sensitive printing plate;
          (iv) Ink-jet business which means the materials, equipment, systems and sub-systems, and the software for running them, intended for the development manufacture, distribution and sale of paper and polymeric films having a coating suited to receive inkjet-applied ink and intended for use as inkjet receptors, but excluding that which relates to inkjet receptors to make proofs (the "Inkjet Business"); and
          (v) Fluorene polyester polymers and films business which means the development, manufacture, distribution and sale of fluorene polyester polymers and films for use in displays and electrical applications, including but not limited to capacitors and flexible circuitry, (the "FPE Business").
1.01.11 "Calculation Methodology": the methodology for the calculation of the Provisional Purchase Prices (as defined in Section 1.01.45) and Final Purchase Prices (as defined in Section 1.01.28) of the Italian Business, the USA Business, the European

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Associated Assets and Liabilities, and the Residual Inventory set forth in the document attached hereto as Schedule 1.01.11.
1.01.12 "Code" : the Italian Civil Code.
1.01.13 "Completion": the completion of the sale and purchase of the Shares, the USA Shares, the European Associated Assets and LIABILITIES, and the Residual Inventory and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively required to be executed and exchanged and performed and consummated on the Completion Date (as defined in Section 1.01.14) pursuant to this Agreement.
1.01.14 "Completion Date": the date on which Completion will actually occur, in accordance with the applicable provisions of this Agreement.
1.01.15 "Contracts": all oral or written contracts, leases, licenses, subleases, indentures, agreements, and all other binding agreements that are Related, in whole or in part, to the Businesses, including any purchase or sale orders.
1.01.16 "Contribution in Kind" : the transfer by the Italian Vendors to Italian Newco of all of the Italian Vendors' right, title and interest in the Italian Business in consideration of an interest in the capital of the Italian Newco, to be carried out pursuant to Articles 2343 of the Code and in accordance with the applicable provisions of this Agreement.
1.01.17 "Contribution Adjustment Payment": the payment (if any) to be made by the Italian Vendors to Italian Newco or by Italian Newco to the Italian Vendors (as the case may be) pursuant to and in accordance with Section 6.05.
1.01.18 "Data Room": the data room relating to the Businesses assembled for review by the Purchaser in the offices of Bain Cuneo Associati in Milan.
1.01.19 "Deed of Transfer" : the public deed of transfer (complying with the terms hereof) by virtue of which the Italian Business shall be transferred by the Italian Vendors to Italian Newco by way of the Contribution in Kind in accordance with this Agreement as well as such other deeds or documents of transfer as are required under applicable local law to effect the transfer of the European Assets and Liabilities, and the Residual Inventory in any given country.
1.01.20 "Disputed Matters" : shall have the meaning provided in Section 6.02.
1.01.21 "Effective Date": July 31, 1999.

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1.01.22 "Effective Date Balance Sheets" : the balance sheets of the Italian
Business, the USA Business, the European Associated Assets and Liabilities, and the statement indicating the value of the Residual Inventory as at the Effective Date prepared by Vendors on a country by country basis in accordance with the Accounting Principles and the applicable provisions of this Agreement.
1.01.23 "Encumbrance": any mortgage, charge, pledge, lien, hypothecation, trust, right of set off or other Person's right and interest including any right of pre-emption, right of first refusal, assignment by way of security, reservation or restriction of title or any other security interest of any kind however created or arising or any other agreement or arrangement having similar effect.
1.01.24 "European Associated Assets and Liabilities": the Assets and Liabilities of the Businesses located within France, Germany, UK, Spain and Netherlands, including, but not limited to, the tangible Assets identified on a country by country basis in Schedule 1.01.24, Parts 1, 2, 3, 4 and 5 respectively.
1.01.25 "Excluded Assets" : the assets identified by category in Schedule 1.01.25, that shall not be transferred pursuant to this Agreement.
1.01.26 "Excluded Liabilities" : the liabilities listed by category in Schedule 1.01.26, that shall not be assumed by the Purchaser pursuant to this Agreement.
1.01.27 "Expert" : the firm of independent certified public accountants known as KPMG, Milan office, or if KPMG does not agree to perform, or is unable or unwilling to complete the services called for under Section 6.04, and the Parties fail to agree in good faith on its replacement within the following five
(5) Business Days, such replacement will thereupon be designated, with preference being given, for the purposes of such designation, to primary international accounting firms, by the then President of the Tribunal of Milan upon request of either Party, but after having allowed sufficient time for the hearing of the other.
1.01.28 "Final Purchase Prices" : collectively
     (i) the final purchase price of the Shares after the Contribution in Kind;
     (ii) the final purchase price of the USA Business;
     (iii) the final purchase price of the European Associated Assets and Liabilities; and
     (iv) the final purchase price of the Residual Inventory, in each case determined by applying the Calculation Methodology to the Effective Date Balance Sheets in accordance with applicable provisions of this Agreement.

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1.01.29 "First Auditor" : the firm of independent certified public accountants known as PricewaterhouseCoopers, Milan office.
1.01.30 "Kodak Supply Agreement" : the Amended and Restated X-Ray/Wet Laser Supply Agreement between Imation S.p.A. and the Eastman Kodak Company dated November 30, 1998, as it may be amended to the extent that such amendments are related to the Section 3.01 and Section 3.03(b) of the signed copy dated November 30, 1998, a current copy of which is attached hereto as Schedule 1.01.30.
1.01.31 "Kodak Transaction Documents" : the Asset Purchase Agreement and the Transitional Support Services Agreement each as between the Eastman Kodak Company and Imation Corp. as Amended and Restated effective November 30, 1998, copy of which is attached hereto as Schedule 1.01.31 (with the exception of the Kodak Supply Agreement).
1.01.32 "Residual Inventory": collectively the Inventory located in Spain, Germany and Netherlands, and the Inventory required for the final finishing operations at P38 in France.
1.01.33 "Italian Business" : all Assets and Liabilities of the Businesses operated by the Italian Vendors at the facility in Ferrania (Italy) owned and operated by Imation S.p.A. and Imation Ricerche S.p.A., as well as in the offices located in Milan, Segrate - San Felice, at Via San Bovio 3, with the exception of the Excluded Assets and the Excluded Liabilities (as defined in Sections 1.01.25 and 1.01.26 respectively).
1.01.34 "Italian Sub-Lease Agreement" : the agreement for the sub-leasing of office space in the Imation S.p.A. premises in Milan (Italy) between Imation S.p.A., on the one hand, and Italian Newco, on the other hand, attached hereto in the agreed form as Schedule 1.01.34; it being understood and agreed that Imation S.p.A. will provide written evidence of the consent of the landlord to such Italian Sub-Lease Agreement.
1.01.35 "Italian Newco" : Ferrania S.p.A. a joint stock company incorporated by the Italian Vendors under the laws of Italy the entire share capital of which (except for the initial capitalization of Lira 200 million) will be subscribed to and paid in by the Italian Vendors by means of the Contribution in Kind.
1.01.36 "Italian Vendors" : collectively Imation S.p.A. and Imation Ricerche S.p.A., as more fully identified in the introductory part of this Agreement.
1.01.37 "Notice of Disagreement": shall have the meaning provided in Section
6.02.
1.01.38 "Material Contracts": those Contracts listed in Schedule 1.01.38.

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1.01.39 "Woodbury Lease Agreement" : the agreement for the leasing of space in the Imation Voyager Building located in Woodbury (Minnesota) to be entered into on the Completion Date between the USA Company on one hand, and the US Vendor, on the other hand, in the agreed form attached hereto as Schedule 1.01.39.
1.01.40 "Extraordinary Contracts": the Material Contract having a value in terms of annual sales or purchases in excess of 5(five) billion Lira for Products or services and not terminable by the Vendors with notice in excess of 12 months.
1.01.41 "Party" or "Parties" : the Purchaser, Purchaser's Subsidiaries, Target Companies, or the Vendors , one or more as the context may require.
1.01.42 "Person" : any individual, corporation, partnership, firm, association, unincorporated organization or other party.
1.01.43 "Pro-Forma Balance Sheets": collectively
     (i) the accounts of the Assets and Liabilities related to
          (x) the Italian Business,
          (y) the USA Business,
          (z) the European Associated Assets and Liabilities and
     (ii) the statement indicating the value of the Residual Inventory all as of March 31, 1999 in all cases prepared by segregating data relating to the Businesses from the books of accounts of the Vendors in each country on the basis of the Accounting Principles applied with a varying degree of accuracy as indicated in Schedule 1.01.43 which contains copy of such Pro-Forma Balance Sheets.
1.01.44 "Products": any and all products and goods Related to the Businesses manufactured, sold or distributed or being developed by the Vendors.
1.01.45 "Provisional Purchase Prices": collectively
     (i) the provisional purchase price of the Shares after the Contribution in Kind;
     (ii) the provisional purchase price of the USA Business;
     (iii) the provisional purchase price of the European Associated Assets and Liabilities, and
     (iv) the provisional purchase price of the Residual Inventory. 1.01.46 "Purchaser" : Ferrania Lux S.a.r.l., as more fully identified in the introductory part of this Agreement.
1.01.47 "Purchaser Subsidiaries" : the wholly owned Affiliates of the Purchaser which will be established by the Purchaser before Completion in France, Germany, Spain and UK, and the corporate name of which should be Ferrania Spain, Ferrania France, Ferrania Germany and Ferrania UK.
1.01.48 "Receivables": all trade accounts and notes receivable and other miscellaneous receivables of Vendors on the Effective Date solely arising out of the sale or other dispositions of Products by the Businesses or otherwise arising out of the operation

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or conduct of the Businesses, including amounts owning to the Vendors on the
Effective Date from any Transferred Employees.
1.01.49 "Related to the Businesses" : in the event of any uncertainty in the attribution of any asset to the Businesses in spite of the contents of the relevant Schedules identifying the Assets and Liabilities, any assets used primarily in or held for use primarily (within the meaning of Section 1.02(e)), in the operation or conduct of the Businesses as operated by the Vendors since January 1, 1999 and including the activity presently under development in the framework of the Businesses.
1.01.50 "ROW Outstanding Orders": all orders for the sale to any third party of Products Related to the Businesses outstanding as of the Effective Date not included in the Italian Business, the USA Business and the European Associated Assets and Liabilities.
1.01.51 "Second Auditor" : the firm of independent certified public accountants known as Deloitte & Touche S.p.A., Milan office.
1.01.52 "Shares" : the shares representing the entire stated capital of Italian Newco after the Contribution in Kind, free and clear of any Encumbrance.
1.01.53 "Supply Agreement" : the agreement for the supply of certain imagesetting films and inks to be entered into on the Completion Date between the Italian Newco on the one hand and Imation Enterprises Corp. on the other hand, attached hereto in the agreed form as Schedule 1.01.53.
1.01.54 "Target Companies": collectively, the Italian Newco and the USA Company.
1.01.55 "Transferred Employees" : the employees engaged in the Businesses and listed in Schedule 1.01.55.
1.01.56 "Transition Services Agreement" : the agreement to be entered into on the Completion Date between the Target Companies and the Purchaser Subsidiaries on the one hand and the Vendors on the other hand, attached hereto in the agreed form as Schedule 1.01.56.
1.01.57 "US Vendor" : Imation Enterprises Corp., as more fully identified in the introductory part of this Agreement.
1.01.58 "USA Business" : all Assets and Liabilities of the Businesses operated by the US Vendor, including, but not limited to, the tangible Assets identified in Schedule 1.01.58.
1.01.59 "USA Business Transfer Agreement": the agreement for the transfer of the USA Business, to be entered prior the Completion Date, by the US Vendor, on one hand,

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and the USA Company, on the other hand, the text of which shall be timely agreed by the Parties in compliance with the provisions of this Agreement.
1.01.60 "USA Company" : a company to be incorporated by the US Vendor under the laws of the State of Delaware to acquire the USA Business.
1.01.61 "USA Shares" : the shares representing the entire share capital of the USA Company, free and clear from any Encumbrance.
1.01.62 "USA Shares Purchase Price": the amount equal to the paid-in capital of the USA Company which will be in such minimum amount as prescribed under Delaware law and payable upon the transfer of the USA Shares to the Italian Newco.
1.01.63 "Vendors' Subsidiaries": the following companies: Imation U.K. Ltd. (England), Imation France S.A. (France), Imation Deutschland Gmbh (Germany), Imation International B.V. (The Netherlands), Imation Europe B.V. (The Netherlands), and Imation Espana S.A. (Spain).
1.01.64 "Vendors" : collectively, the US Vendor, the Italian Vendors and the Vendors' Subsidiaries.
1.01.65 "Weatherford Lease Agreement" : the agreement for the leasing of the Weatherford (Oklahoma) manufacturing facility to be entered into on the Completion Date between the USA Company on one hand and the US Vendor on the other hand, attached hereto in the agreed form as Schedule 1.01.65.
1.02 Construction. In this Agreement unless otherwise specified, reference to :
     (a) a document in the "agreed terms" or in the "agreed form" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each Party;
     (b) a "statute" or "statutory instrument" or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been amended or re-enacted before the date of this Agreement;
     (c) "section", "paragraphs" or "schedules" are section, paragraphs of and schedules, to this Agreement;
     (d) "writing" includes any methods of representing words in a legible form other than writing on an electronic or visual display screen or in other non-transitory form;
     (e) "primarily" with reference to usage of an asset means the use of such asset for more than 50% of its operating, used, or usable time;

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     (f) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders unless otherwise specified;
     (h) the time of day is reference to time in Milan, Italy.

                                    ARTICLE 2
                         CERTAIN PRE-COMPLETION ACTIONS

2.01 The Contribution in Kind.
     (a) The Parties agree and undertake as follows :
          (i) subject to the satisfaction of the conditions precedent set forth in Article 15, on or prior to the Effective Date the Italian Vendors shall execute and exchange with Italian Newco the Deed of Transfer related to the Italian Business, by way of the Contribution in Kind, effective as of the time referred to in Paragraph (b) below, in accordance with all applicable provisions of law and of this Agreement and the fiscal regime provided for in Article 4, Paragraph 1, of D. Lgs. n. 358, dated October 8, 1997, it being understood that both the Italian Vendors and the Italian Newco shall be in possession of all the requirements provided for in the above mentioned Article 4, Paragraph 1, of D. Lgs. N. 358, dated October 8, 1997 and the relative Deed of Transfer shall expressly exclude any option for any other fiscal regimes other than the one provided in such Article 4, Paragraph 1;
          (ii) the Italian Vendors shall pass and cause the appropriate corporate bodies of Italian Newco to pass such resolutions and take such other actions as shall be necessary, under applicable law, to
               (x) carry out the Contribution in Kind in a timely fashion and
               (y) execute and exchange with Italian Newco and cause Italian Newco to execute and exchange with the Italian Vendors, on or prior to the Effective Date, the Deed of Transfer to enable Italian Newco to thereby acquire, effective as of the time referred to in Paragraph (b) below, all of the Italian Vendors' right, title and interest in the Italian Business, in accordance with the applicable provisions of law and of this Agreement.
     (b) As a result of the Contribution in Kind and effective as of 24:00 hours on the Effective Date, the Italian Business shall become the sole and exclusive property of Italian Newco.
     (c) Attached hereto as Schedule 2.01(c) is a copy of the deed of incorporation and by-laws of Italian Newco.
2.02 Transfer of the USA Business.

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     (a) The US Vendor and the Italian Vendors, each as applicable, undertake to take all necessary steps in order to incorporate as soon as practicable after the date hereof the USA Company in accordance with applicable law it being understood and agreed that a draft of the articles of incorporation and of the by-laws of the USA Company shall be submitted to the Purchaser for review and approval before the incorporation of the USA Company;
     (b) The US Vendor and the Italian Vendors, each as applicable, undertake to execute with the USA Company, and cause the latter to execute, the USA Business Transfer Agreement whereby the USA Business will be sold and transferred to the USA Company on or effective as of the Effective Date for an amount equal to the Provisional Purchase Price of the USA Business (that shall be adjusted in accordance with procedure set forth in Article 6 hereto) against issuance by the USA Company of a vendor note in the agreed form attached hereto as Schedule 2.02
(b) (the "Vendor Note");
     (c) The Purchaser undertakes, in accordance with the provisions set forth in Section 5.03, to pass and cause the appropriate corporate bodies of the Italian Newco to pass such resolutions and take such other actions as shall be necessary, under any applicable law, to execute the Deed of Transfer related to the USA Shares, by way of which, on the Completion, the Italian Newco shall acquire, effective as of the Effective Date, the USA Shares in consideration for the USA Shares Purchase Price and Italian Newco shall make available to the USA Company the funds necessary to settle and discharge the Vendor Note.
2.03 Obtaining Consents. Where required in relation to applicable law or to the terms of the relevant Material Contract, the Vendors will attempt, with the co-operation, if necessary, of Purchaser, to secure, as promptly as practicable, the consent to assign to the Target Companies as of the Effective Date such Material Contracts as are listed in Schedule 2.03 attached hereto pursuant to the procedures set forth therein; provided however that the Vendors shall bear any actual out-of-pocket costs incurred in fulfilling such procedures.
     (b) If any Transferred Employee working in the Ferrania plant refuses to transfer with the relevant Italian Businesses (for reasons other than the fact that he/she was not working for such Italian Businesses), the costs (if any) incurred by the Vendors to terminate any such Transferred Employee shall be reimbursed by the Purchaser to the relevant Vendor upon presentation of an invoice.

2.04 Transfers of the European Associated Assets and Liabilities - European Transfers. On or prior to the Completion:
     (a) Except for the Netherlands, the Purchaser shall take all actions necessary in order to incorporate the Purchaser Subsidiaries in all relevant countries where the European Associated Assets and Liabilities are located so that each such Purchaser Subsidiary is duly registered and ready to operate no later than 5 (five) Business Days prior to the Completion Date (without any prejudice to the provisions of Section 11.06); it being understood that the European Associated Assets and Liabilities located in Netherlands will be bought by Italian Newco after the Shares have been transferred to the Purchaser.
     (b) The Parties shall take and shall cause their respective Affiliates to take all actions necessary to ensure that effective as of the Effective Date the European Associated Assets and Liabilities are sold and transferred by the relevant Vendors' Subsidiary to the relevant Purchaser Subsidiary, provided however that, to the extent any local Deed of Transfer is executed before Completion, each such local Deed of Transfer shall contain a clause providing for the cancellation of the transfer and the return of the relevant European Associated Assets and Liabilities if Completion does not occur by August 15, 1999.
2.05 Transfer of the Residual Inventory.
     (a) The Vendors' Subsidiaries will use commercially reasonable best efforts to reduce by the Effective Date the Residual Inventory. Effective as of the Effective Date but only after the shares of Italian Newco have been sold to the Purchaser, any Residual Inventory shall be sold and transferred to the Italian Newco for the Provisional Purchase Price of the Residual Inventory, that shall be adjusted in accordance with procedure set forth in Article 6 hereof, provided however that such transfer and the payment of the relevant Provisional Purchase Price shall be made on the Completion Date in accordance with the provisions set forth in Article 5. As the Residual Inventory is depleted until and including the Effective Date, deliveries to fill outstanding orders will be effected directly from Imation S.p.A.
     (b) For the above purposes, in accordance with provisions of Section 5.03, the Vendors shall pass and cause the appropriate corporate bodies of the Italian Newco to pass such resolutions and take such other actions as shall be necessary, under any applicable law, to purchase, effective as of the Effective Date but only after the shares of Italian Newco have been sold to the Purchaser, any residual Residual Inventory in accordance with the provisions set forth in Article 5.
2.06 Trade Union Consultation Procedures. Whenever required under applicable law, the Parties shall make all filings and notifications to be made in relation to the sale and transfer of the Businesses and shall take all subsequent actions requested under applicable law or regulations (including, without limitation, in Italy art. 47 of Law n. 428 of December 29, 1990 and in the US pursuant to the Hart-Scott Rodino-Antitrust Improvement Act of 1976.).
2.07 Tax Certificate related to the Italian Business. The Italian Vendors, also on behalf of the Italian Newco, undertake to ask, within the 15 (fifteen) Business Days following the execution date of this Agreement, to the Tax Office of Savona (Italy), and to any other Tax Office which shall be indicated in advance by the Purchaser, the certification related to
          (i) any existing and pending tax dispute with such offices and
          (ii) any tax liability already defined but not yet paid; in both cases as of the execution date of this Agreement and as provided for in Article 14, Paragraph 3, of the D. Lgs. n. 472, dated December 18, 1997 (the "Tax Certificate").
2.08 Compliance.
     (a) All remaining steps necessary to complete in a timely and orderly manner the Contribution in Kind, the USA Business transfer, the transfer of the European Associated Assets and Liabilities and the Residual Inventory, and any other action however provided, shall be carried out in full compliance with this Agreement and with all applicable provisions of law or regulation.
     (b) Except as otherwise expressly provided in Section 11.08, revenues and charges relating to the Businesses shall belong exclusively to the relevant Vendor up to the Effective Date (included) and to the relevant Purchaser from such date and shall be allotted to one or the other of such periods in accordance with the Accounting Principles.
     (c) Each Party shall consult with the other and its advisors in advance prior to taking any step concerning the implementation of the above transfers (including to agree upon the texts of the Deeds of Transfer and the USA Business Transfer Agreement) and the transactions relating thereto.
     (d) In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions set forth in any Deed of Transfer or in the USA Business Transfer Agreement, the terms of this Agreement shall prevail.
2.09 Financing. Within and not later than July 15, 1999, the Purchaser shall make available to the Vendors (pursuant to Section 17.05 (b)) a copy of one or more highly confident letters issued by one or more primary banks confirming the availability of the funds necessary to pay the Provisional Purchase Prices.

                                    ARTICLE 3
                      INTERIM MANAGEMENT OF THE BUSINESSES

3.01 Undertaking.
     (a) Except as otherwise expressly provided in other clauses of this Agreement, the Ancillary Agreements, or otherwise agreed upon in writing by the Purchaser or required in relation to the obligations set forth in the Kodak Transaction Documents, during the period from the date of this Agreement to the Completion Date, the Vendors:
          (i) shall conduct the Businesses in the ordinary course consistent in all material respects with past practices ( in particular, but without limitation, in as much as it relates to prices and terms of sale and working capital practices) on a going concern basis;
          (ii) shall use reasonable efforts to :
               (1) preserve substantially intact the business organization of the Businesses;
               (2) keep available to the Purchaser the services of the Transferred Employees;
               (3) preserve the current relationships of the Businesses with its customers, suppliers and other Persons with which the Businesses have significant business relationships; and
          (iii) except as necessary in the ordinary course of the Businesses and except for the purposes of the development of the IT system referred to in
Section 11.06, shall (in each instance only insofar as the Businesses are concerned):
               (1) not acquire or dispose of, or agree to acquire or dispose of, any Asset except in the usual course of trade or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent);
               (2) not create, or agree to create, an Encumbrance over an Asset;
               (3) not fail to maintain coverages comparable to those provided by the insurance policies currently in effect;
               (4) not terminate, or give a notice to terminate, a property lease, tenancy or licence;
               (5) not enter into a material long-term, arrangement or obligation;
               (6) not amend or terminate a Material Contract to which it is a party;

               (7) not amend the terms of employment or engagement of any officer or Transferred Employee (except in the usual course of its business) or provide, or agree to provide, a gratuitous payment or benefit to any Transferred Employee (or any of their dependants) or employ, engage any individual, or terminate the employment or engagement of any Transferred Employee;
               (8) not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing;
               (9) not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another Person's obligation;
               (10) not start litigation or arbitration proceedings, except where delays may lapse or right may be forfeited;
               (11) not compromise, settle, release or discharge litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a material right in relation to litigation or arbitration proceedings;
               (12) not enter into an agreement, arrangement or obligation in which the Vendors and any of their Affiliates or a Person connected with any of them is interested;
               (13) keep properly and in material compliance with all applicable laws and rules all books and records, including any accounting records related to the Businesses and make therein (in a manner consistent with past practice) true and complete entries of all dealings and transactions related to the Businesses;
               (14) not dismiss any of the Transferred Employees listed in
Schedule 3.01(a)(iii)(14) (the "Key Employees") except for cause ("GIUSTA causa"); it being further understood and agreed that the duties assigned to each such key employee and the powers conferred upon each of them for the conduct of the Businesses shall not be materially varied without the consent of Mr. Riccardo Genta.
     (b) The Vendors furthermore shall ensure that, between the later of the date hereof and the date of incorporation, and the Completion Date and except as expressly provided in other clauses of this Agreement or of any Ancillary Agreement each Target Company shall not:
          (i) create, allot, issue, acquire, reduce, repay or redeem any share or agree, arrange or undertake to do any of those things, or
          (ii) acquire or agree to acquire an interest in any undertaking; or

          (iii) declare, pay or make a dividend or distribution.
3.02 Further Undertakings relating to the interim management.
     (a) Without prejudice to the provisions of Sections 3.01, 11.06 and 11.8
     (b), hereof, from the date of this Agreement through the Completion Date, the Vendors shall use their commercially reasonable best efforts to ensure that any business decision outside the ordinary course of business consistent with past practices (the "Extraordinary Business Decisions"), shall be submitted by the Vendors to Mr. Nicola Volpi, acting as Purchaser's representative. The Purchaser shall finance, directly or indirectly, the estimated disbursements to be made prior to the Effective Date in respect to any Extraordinary Business Decisions approved by the Purchaser's representative, if any, it being understood that
          (i) the Assets resulting from such Extraordinary Business Decisions shall be contributed together with the Businesses as well as the relevant debts arising out of such financing, and
          (ii) such Assets and relevant debts shall be taken into account for the determination of the Final Purchase Price respectively for the book value and the nominal value. If any disagreement arises between the Vendors and the Purchaser's representative on the matters submitted, then the opinion of the Purchaser's representative will prevail. Purchaser shall indemnify and hold Vendors harmless from any and all consequences relating to such decisions. Vendors shall not be obligated to implement the Purchaser's decision if such actions would contravene applicable law or constitute a material breach of a Contract.
     (b) If requested by one or more of the Key Employees as listed on Schedule
3.01 (a)(iii)(14), the Italian Vendors shall pay to those Key Employees (if so entitled), the "pay-out" amount relating to TFR obligations of the Italian Vendors.
3.03 Access. Subject to all confidentiality obligations between the Vendors and other Persons, pending Completion:
               (i) the Purchaser and any advisor authorized by it shall be given full access (upon reasonable notice, during regular business hours and to the extent such access does not interfere with Vendors' obligations hereunder) to the Transferred Employees and to the premises, plant, machinery, books of account, work papers and any other record and document of Imation, the Vendors and/or each Target Company as may be reasonably required for the purposes of this Agreement, and
               (ii) the Vendor Subsidiaries and each Target Company shall be instructed to give promptly all such information and explanations relating to the Businesses as the Purchaser or advisors authorized by it may reasonably request.

3.04 Limited Review.
     (a) Pending Completion, the Vendors shall cause the Vendors' auditors to perform a limited review of the Pro-Forma Balance Sheets and to issue a report thereon to the Vendors and the Purchaser before the Completion Date. Such limited review shall be conducted on the basis of the Accounting Principles used for the preparation of the Pro-Forma Balance Sheets.
     (b) Upon request of the Purchaser, subject to any obligation of confidentiality to a third Person, the work papers of the Vendors auditors relating to such limited review shall be made available to the Purchaser and/or its advisors (as the Purchaser may elect).

                                    ARTICLE 4
                                PURCHASE AND SALE

4.01 Undertakings of the Parties. Upon the terms and subject to the conditions set forth in this Agreement :
          (i) the Purchaser undertakes to purchase from the Italian Vendors and the Italian Vendors undertake to sell to the Purchaser on Completion the Shares in consideration for the portion of the Final Purchase Price attributable to the Shares, with effect as of the Effective Date;
          (ii) the Purchaser undertakes to cause the Purchaser Subsidiaries to acquire from the Vendors' Subsidiaries the European Associated Assets and Liabilities (with the exception for those located in the Netherlands) and Vendors undertake to sell same to the Purchaser's Subsidiaries in consideration for the portion of the Final Purchase Price attributable to the European Associated Assets and Liabilities, with effect as from the Effective Date;
          (iii) the Purchaser agrees to acquire, through the Italian Newco, the USA Shares, the European Associated Assets and Liabilities located in the Netherlands and the Residual Inventory, and the Vendors' undertake to sell same to the Italian Newco in consideration for the portion of the Final Purchase Price attributable to the USA Shares, the European Associated Assets and Liabilities located in the Netherlands and the Residual Inventory; in each case with effect as of the Effective Date;
          (iv) the Purchaser undertakes to procure and make available through Italian Newco to the USA Company the funds necessary to settle in full the Vendor Note on Completion;

4.02 Price Determination.
     (a) Subject to and at the terms and conditions provided for in Article 5, on the Completion Date, the Purchaser shall pay or cause to be paid to the Vendors the Provisional Purchase Prices as follows:
          (i) for the Shares, Italian Lira 300,000,000;
          (ii) for the USA Business, US Dollars 27,600,000;
          (iii) for the European Associated Assets and Liabilities located in:
               (1) United Kingdom, UK Pounds 18,000;
               (2) France, French Francs 170,000;
               (3) Germany, Deutsche Marks 55,000;
               (4) Spain, Pesetas 4,300,000;
               (5) Netherlands, Guilders 55,000; and
          (iv) for the Residual Inventory, the overall amount of US Dollars $1000 to be allocated to the various countries where the portions of the same are located and converted in local currencies as provided for by Section 17.09. Three (3) Business Days before Effective Date, the Vendors shall inform the Purchaser of the expected value of the Residual Inventory as of the Effective Date giving written evidence of the same and the Provisional Purchase Price of the Residual Inventory as stated in the preceding sentence shall be adjusted to reflect the expected value; it being understood that such notice shall identify the allocation of the Provisional Purchase Price for the Residual Inventory to be paid to each relevant Vendors' Subsidiary and/or Affiliate.
     (b) The Provisional Purchase Prices set forth above have been calculated by mutual agreement of the Vendors and the Purchaser by applying the Calculation Methodology to the Businesses as resulting from the Pro-Forma Balance Sheets as adjusted in good faith by the Parties on the basis of a reasonable estimate of the Assets and Liabilities as of the Effective Date, except for those Assets and Liabilities related to the Italian Business, the reasonable estimate of which has been made as of May 31, 1999 (as reflected in the Pro-Forma Balance Sheets).
     (c) The Parties agree to meet prior to the Completion in order to mutually review in good faith the Provisional Purchase Price for the Shares by comparing the same with the Appraisal, it being understood that, unless otherwise agreed by the Parties, the Provisional Purchase Price set forth in Section 4.02 (a) (i) shall apply.
     (d) The portions of the Final Purchase Price attributable respectively to the Shares, the USA Business, the European Associated Assets and Liabilities, and the Residual

Inventory shall be conclusively determined as provided in Article 6 below and shall be payable as provided in Sections 5.04 and 6.05 below.
4.03 Right to Designate.
     (a) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser may designate, pursuant to Article 1401 of the Code, among the Purchaser Subsidiaries the Person(s) which will purchase any or all of the European Associated Assets and Liabilities. The Purchaser shall exercise such right to designate within and not later 5 (five) Business Days prior to the Completion Date; provided, however, that:
          (i) any such designation shall be made in writing and shall be accompanied by the acceptance of the designated Person; and
          (ii) no such designation shall relieve the Purchaser of any of its obligations to the Vendors hereunder, and further provided that in the event of total or even partial election of the person or persons to be a purchaser under this Agreement, the term "Purchaser" shall automatically include such Persons for all the purposes of this Agreement and any Person being the Purchaser shall severally assume any obligation and liability hereunder and shall be severally entitled to exercise any right hereunder also on behalf of any other Purchaser being Purchaser hereunder.
     (b) Pursuant to provisions set forth in Paragraph (a) above, the Purchaser hereby designates, subject to the transfer to the Purchaser of the Shares,
          (i) the Italian Newco as the purchasing Person of the USA Shares and the Residual Inventory, and
          (ii) each of the Purchaser's Subsidiary as the purchasing Person of the European Associated Assets and Liabilities located in the same jurisdiction of incorporation of each Purchaser's Subsidiary, except with respect to the Netherlands, where the respective European Assets and Liabilities shall be purchased by Italian Newco, it being understood and agreed that the Purchaser shall deliver the relevant written acceptances of the Purchaser Subsidiaries so designated not later than 5 (five) Business Days prior to the Completion Date.

                                    ARTICLE 5
                                   COMPLETION

5.01 Date and Place of Completion.
     (a) Completion shall take place in Milan at the office of such Italian Notary Public or such Bank as shall be designated by the Purchaser not later than 5 (five) Business Days prior to the Effective Date, at 9:00 a.m.

(local time) of the first Business Day following the Effective Date and in any event not later than August 15, 1999.
     (b) The Italian Vendors hereby undertake to use all commercially reasonable best efforts pursuant to Article 1381 of the Code, in order to have the matters contemplated by Article 2343, Paragraph 3, of the Code passed upon by the directors and statutory auditors of Italian Newco on or prior to the Completion Date, but in any event before the occurrence of Completion.
5.02 Completion. On the Completion Date:
     (a) The Italian Vendors shall deliver and/or cause to be delivered to the Purchaser the share certificates representing the Shares, duly endorsed as necessary to transfer to the Purchaser good and marketable title to the Shares and procure that Italian Newco shall enter the name of the Purchaser in the register of members as registered holder of the Shares;
     (b) The US Vendor shall deliver to the Purchaser executed stock powers or other instrument evidencing ownership of the USA Shares in the name of Italian Newco which shall be effective as of the Effective Date.
     (c) The Parties and their Affiliates shall procure and cause that the USA Business Transfer Agreement and each Deed of Transfer related to the Residual Inventory is executed and delivered (as a certified copy or equivalent) to the Purchaser in a manner consistent with applicable law and the provisions of this Agreement, so that
          (i) the Residual Inventory is sold and transferred effective as of the Effective Date to the Italian Newco and
          (ii) the US Business is transferred effective as of the Effective Date to the USA Company; it being understood that all the ROW Outstanding Orders shall be transferred and assigned to one or more of the Purchaser's Subsidiaries and/or the Target Companies (as the Purchaser shall timely designate) by the relevant Vendors' Affiliates effective as of the Effective Date.
     (d) the Parties shall procure that each Deed of Transfer related to the European Associated Assets and Liabilities (if not already executed) is executed in a manner consistent with any applicable law so that the European Associated Assets and Liabilities are transferred effective, as of the Effective Date, in each relevant country (with the exception of those located in the Netherlands, which shall be bought by the Italian Newco);

     (e) the Parties shall procure that each Ancillary Agreement shall be executed and exchanged between the respective parties thereto;
     (f) The Vendors shall appoint the First Auditor and the Purchaser shall appoint the Second Auditor, and obtain the respective written acceptance, for the purposes of Article 6.
5.03 Certain Corporate Actions. To the extent any director or statutory auditor of any Target Company is not an individual approved by the Purchaser, on or prior to Completion the Vendors shall procure:
     (a) the written resignations of the directors and statutory auditors of each Target Company containing an acknowledgement that they have no claim against any Target Company for compensation for loss of office, professional fees or otherwise; and
     (b) the passing of board resolutions or shareholders resolutions (as the case may be) of each Target Company:
          (i) appointing the directors of each Target Company; and
          (ii) appointing the statutory auditors of each Target Company, in both cases set forth under (i) and (ii) above following the specific instructions which shall be communicated in advance by the Purchaser to the Vendors, by written notice delivered to the Vendors within and not later than 10 (ten) Business Days prior to the Completion Date.
5.04 Payments by the Purchaser. Simultaneously with the satisfaction of each of Vendors' obligations provided for in Section 5.02 hereof, the Purchaser shall pay or cause Italian Newco and the Purchaser Subsidiaries to pay the Provisional Purchase Prices and the USA Shares Price, by crediting in immediately available funds (via a wire transfer or other transfer method with a similar simultaneous effect) the relevant amount to such bank account(s) to be specified by the Vendors by written notice delivered to the Purchaser at least 10 (ten) Business Days prior to the Completion Date, it being understood that the payment of the Provisional Purchase Price of the USA Business shall be made in a manner to settle and fully discharge the Vendor Note.
5.05 One Transaction. All actions and transactions constituting the Completion (including, without limitation, the transfer of the Shares, the payment of the Provisional Purchase Prices, the execution and exchange of all agreements to be executed and exchanged on the Completion Date, pursuant to this Agreement, including, without limitation each Deed of Transfer and each Ancillary Agreement and all other actions necessary to consummate the transfer of the Businesses on a going concern basis) shall be regarded, for the purposes of the Completion, as one and single transaction so that no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Completion shall have taken place as provided in this Agreement.

                                    ARTICLE 6
                   DETERMINATION OF THE FINAL PURCHASE PRICES

6.01 Preparation of the Effective Date Balance Sheets.
     (a) As soon as practicable but in any event not later than 90 (ninety) Business Days following the Completion Date, the Vendors shall:
          (i) prepare the Effective Date Balance Sheets on the basis of the Accounting Principles, except that as to the Italian Business an update of the Appraisal shall be also prepared on the basis of the same accounting principles used by the Appraiser, consistently applied (the "Italian Business Update");
          (ii) calculate the Final Purchase Prices by applying the Calculation Methodology to the Assets and Liabilities set forth in the Effective Date Balance Sheets (the "Price Calculations"); and
          (iii) submit the Effective Date Balance Sheets and the Price Calculations to the First Auditor in order to obtain their written opinion as to their contents and the correct and consistent application of the Accounting Principles.
     (b) The Effective Date Balance Sheets, the Italian Business Update, the Price Calculations and the opinion of the First Auditor thereon shall be delivered to the Purchaser before the expiration of the term provided for in Paragraph (a).
6.02 Purchaser's Right.
     (a) Without prejudice to the provisions of Section 6.04, within 45 (forty-five) Business Days following the receipt of the documents delivered pursuant to Section 6.01, the Purchaser shall submit the Effective Date Balance Sheets, the Italian Business Update, the Price Calculations and the opinion of the First Auditor to the Second Auditor, which within the same 45 (forty five) Business Day period shall render its opinion thereon. If any disagreement arises with respect to the Effective Date Balance Sheets, the Italian Business Update and/or the Price Calculations, the Purchaser shall promptly (but in any event within the above mentioned period of 45 (forty-five) Business

Days) notify the Vendors with respect to such disagreement in writing (the "Notice of Disagreement"), enclosing also a copy of the Second Auditor opinion.
     (b) If no disagreement is expressed by the Purchaser within the above mentioned term, the Effective Date Balance Sheets, the Italian Business Update and the Price Calculation, as transmitted pursuant to Section 6.01, shall become binding and conclusive for the Parties.
     (c) If, on the contrary, a Notice of Disagreement is communicated by the Purchaser, the Parties shall try, within the following 30 (thirty) Business Days period, to resolve amicably the points in dispute set forth in such Notice of Disagreement (the "Disputed Matters"). Failing such agreement, Section 6.04 shall apply.
6.03 Co-operation. Each Party shall co-operate with the other Party, and the First Auditor and the Second Auditor (collectively the "Auditors") and shall furnish to them such workpapers, or other documents and information as the Auditors may reasonably require and are available to that Party and/or its Affiliates (or its auditors) and shall have the right to be present during all the Auditors activities. The Vendors and the Purchaser shall each bear the fees and costs of the First Auditor and the Second Auditor respectively.
6.04 Resolution of Disputed Matters. If any Disputed Matters arise and the Parties are not able to resolve Disputed Matters as provided in Section 6.02, then the Disputed Matters shall be referred to the Expert. If any Disputed Matters are submitted to the Expert for resolution, the determination by the Expert shall be binding and conclusive on the parties. The Expert shall give its determination within 30 (thirty) Business Days following its appointment by means of a notice to be delivered to both Parties and the Auditors stating how its determination was rendered on the basis of the Accounting Principles and the Calculation Methodology. The fees and costs of the Expert shall be borne by the Vendors and the Purchaser as allocated by the Expert in its determination on the basis of the merit of the Disputed Matters submitted to it and which it will have accepted or rejected.
6.05 Effects.
     (a) On the 10th (tenth) Business Day following the expiration of the period provided for in Section 6.02 without any Notice of Disagreement having been timely communicated by the Purchaser, or following the determination of the Expert, as the case may be:
          (i) if the amount determined by the Italian Business Update is higher or lower than the amount set forth in the Appraisal, then the excess or shortfall shall result in a Contribution Adjustment Payment to be made by Italian Newco to the Italian Vendors or by the Italian Vendors to Italian Newco, as the case may be;
          (ii) if any of the Final Purchase Prices as conclusively determined pursuant to the provisions of this Article 6 results in an amount higher or lower than the corresponding Provisional Purchase Prices, as set forth in
Section 4.02 then each excess or shortfall shall be, respectively, paid by the Purchaser to the Vendors or paid-back by the Vendors to the Purchaser, as the case may be, except that the Final Purchase Price of the Italian Business shall be previously rectified by the Contribution Adjustment Payment (if any).
     (b) All such payments (if any) shall be made by the paying Party to the entitled Party in accordance with the provisions of Section 5.04.
6.06 Delayed Payments. If any of the Parties fails to make any payment due pursuant to Section 6.05 or other clauses of this Agreement when due, interest at the rate of 6 (six) % per annum shall accrue on the unpaid amount for the entire period of delay.

                                    ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

7.01 Undertakings of the Vendors. In lieu of any other representation and warranty however applicable, the Vendors make the representations and warranties specified below, and acknowledge that they are correct and true as of the date of this Agreement and that they shall be correct and true as of both the Effective Date and the Completion Date, except as affected by transactions contemplated herein or otherwise approved in writing by the Purchaser or made in the ordinary course of business consistently with Article 3, and that the Purchaser is relying upon such representations and warranties in connection with the purchase by it of the Businesses.
7.01.01 Authorization and Authority. The Vendors, as legal and beneficial owners of the Businesses and, upon issuance, of the Shares and the USA Shares, are corporations duly incorporated and validly existing and in good standing under the laws of the respective jurisdiction of incorporation and have the necessary corporate powers and authority to enter into this Agreement and the Ancillary Agreements to which each of them is a party, to carry out the obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Vendors and each Vendors' Subsidiary have the corporate powers and authority to own, operate or lease the properties and assets owned, or operated or leased by each of them and to carry out that portion of the Businesses conducted by each of them in the manner in which the same is currently conducted. The execution and delivery of this Agreement by the Vendors and of each of the Ancillary Agreements by either the Vendors and/or each Vendors' Subsidiary or Affiliate which is a party thereto, the performance by the Vendors of their obligations hereunder and thereunder, and the consummation by the Vendors and each Vendors' Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by the requisite corporate action on the part of the Vendors and/or each Vendors' Subsidiary or Affiliate, respectively. This Agreement has been duly executed and delivered by the Vendors, and upon their execution and delivery the Ancillary Agreements shall be duly executed and delivered by either the Vendors and/or each Vendors' Subsidiary or Affiliate that is a party thereto, and this Agreement, and, upon their execution and delivery, each Ancillary Agreements will constitute a legal, valid and binding obligation of, in the case of this Agreement, the Vendors and/or each Vendors' Subsidiary or Affiliate, and in the case of the Ancillary Agreements, of either the Vendors and/or each Vendors' Subsidiary or Affiliate that is a party thereto, enforceable against the Vendors and/or each Vendor's Subsidiary or Affiliate that is a party thereto in accordance with the respective terms.
7.01.02 Non Contravention. The execution, delivery and performance of this Agreement and any transaction contemplated hereby and the Ancillary Agreements do not, and with respect to the Ancillary Agreements upon their execution and delivery shall not:
          (i) constitute a violation of the articles of association, by-laws or other constitutional document of the Vendors and each Vendors' Subsidiary or of the provisions of any material law or regulation applicable to the Vendors or to a Vendors' Subsidiary, as the case may be;
          (ii) give the right of termination, amendment, acceleration or cancellation to the other party of the Material Contracts listed in Schedule
7.01.02 (ii)(a) attached hereto and, to the Best Knowledge of the Vendors, give to any third party such rights with respect to any Material Contract other than those listed in Schedule 7.01.02 (ii)(b), and
          (iii) to the Best Knowledge of the Vendors, materially conflict with any judgement, decree, or order vis-a-vis the Vendors issued by any judiciary or administrative authority of competent jurisdiction.

7.01.03 Consents and Approvals.
     (a) Other than the consents which are the subject of Section 2.03, the execution, delivery and performance of this Agreement and all Ancillary Agreements (other than with respect to the Transition Services Agreement to the extent of any third party Service Provider's consent) by the Vendors as parties hereto and thereto do not and will not require the consent of the other party or parties to any Material Contract.
     (b) Except for the approvals and authorizations described in Article 15 of this Agreement and except as may be required for the transfer of any Permit (as defined in Section 7.01.13), the execution, delivery and performance of this Agreement and all Ancillary Agreements by the Vendors as parties hereto and thereto do not and will not require any approval, authorization or other action by any competent authority.
7.01.04 The Shares and USA Shares.
     (a) The Vendors will be, upon issuance, the absolute legal and beneficial owner of the Shares and the USA Shares and able to procure the sale of the Shares and the USA Shares free and clear of all Encumbrances in accordance with this Agreement.
     (b) Other than this Agreement, there is no agreement or arrangement requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a Person of the right to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any Target Company.
     (c) The Shares, upon issuance, shall constitute all the issued and outstanding shares of the share capital of Italian Newco and the USA Shares, upon issuance, shall constitute all the issued and outstanding shares of the share capital of the USA Company and both the Shares and the USA Shares shall have been duly authorized and validly issued and fully paid-in.
7.01.05 Group Companies. On Completion and except as otherwise provided in this Agreement, none of the Target Companies shall own any shares or stock nor will any of them have any beneficial interest in any other Person.
7.01.06 Insolvency. On Completion, neither Target Company shall have at any time had any liquidator, receiver or any other similar official appointed or been subject to any insolvency process whatsoever and no such appointment or process shall be pending or threatened, nor shall have they ever been insolvent.
7.01.07 Financial Information.
     (a) The Pro-Forma Balance Sheets and other accounting data heretofore provided to the Purchaser as part of the Data Room have been prepared in good faith by the Vendors by segregating the data related to the Businesses from management and accounting records relating to the overall activities of the companies conducting the Businesses on the basis of the Accounting Principles applied with a varying degree of accuracy as indicated in the Schedule 1.01.43 for the purposes of fairly presenting the Businesses to the Purchaser.
     (b) For the sole purpose of Section 9.07, the Profits and Loss Account as of December 31, 1998 (the "1998 P&L") annexed hereto as Schedule 7.01.07 (b):
          (i) has been prepared in good faith by the Vendors in accordance with the books and other financial records of the Businesses;
          (ii) has been prepared by segregating the data Related to the Businesses from management and accounting records relating to the overall activities of the companies conducting the Businesses in accordance with the Accounting Principles;
          (iii) fairly presents in all material respects the profits and the costs related to the Businesses as of December 31, 1998, and
          (iv) fairly presents any specific item which is under the EBIT (earnings before interest and taxes). Items not included in the EBIT calculation are set forth in Schedule 7.01.07(b)(iv).
7.01.08 Absence of Undisclosed Liabilities. With respect to the Businesses, there will be neither
          (i) liabilities (required to be reflected pursuant to the Accounting Principles) related to the Businesses other than those Liabilities which shall be reflected in the Effective Date Balance Sheets and for the amounts specified therein; nor
          (ii) undisclosed or contingent liabilities which, should they have been disclosed and/or become actual and definitive on or prior to the Effective Date, would be required to be registered in the Effective Date Balance Sheets, nor
          (iii) any fact, event or occurrence causing a diminution of the value of any Asset as reflected in the Effective Date Balance Sheets which, if known or become actual and definitive on or prior to the Effective Date, would be required to be reflected in the Effective Date Balance Sheets.
7.01.09 Receivables.
     (a) For the sole purpose of Section 9.06, the Receivables are
          (i) valid and existing and,
          (ii) as of both the Effective Date and the Completion Date, shall be valid and existing, and free and clear from any Encumbrance. All Receivables arose and shall arise from ordinary course of the Businesses.

     (b) Except to the extent of any specific provision or reserve made or which shall be made in the Effective Date Balance Sheets, all Receivables shall be collected or indemnified as provided in Section 9.06.
7.01.10 Absence of Certain Changes. Except as expressly provided in other articles of this Agreement or in Schedule 7.01.10 attached hereto, since January 1, 1999 (and to the date hereof), the Businesses have been conducted in the ordinary course consistent with past practices. In particular, since January 1, 1999, there has not been any salary increase in favor of the Transferred Employees, other than such increase made in accordance with any applicable law or any provisions of any applicable collective bargaining Agreement.
7.01.11 Title to and Condition of Assets.
     (a) The Vendors have good and marketable title to the Assets used for the operation of the part of the Businesses carried out by each of them, and, in particular, without limitation, Imation S.p.A. (as an Italian Vendor and fully identified in the introductory part of this Agreement) has good and marketable title to the land, buildings and appurtenances comprised in the Ferrania facility and such real property is clear of any Encumbrance.
     (b) Except as otherwise indicated in Schedule 7.01.11 (b) attached hereto, there are no Encumbrances over any part of the Assets and, to the Best Knowledge of the Vendors, none of the Vendors have agreed to create any Encumbrances over any part of the Assets.
7.01.12 Material Contracts.
     (a) Except as set forth in Schedule 7.01.12 (a):
          (i) to the Best Knowledge of the Vendors, each Material Contract is valid and existing;
          (ii) no party with whom the Vendors have entered into a Material Contract has given written notice of its intention: to terminate, or to repudiate or to disclaim, such Material Contract.
          (iii) to the Best Knowledge of the Vendors, no party with whom the Vendors has entered into a Material Contract is in material breach of such Material Contract;
          (iv) to the Best Knowledge of the Vendors, the Vendors are not in material breach of any Material Contract;
          (v) to the Best Knowledge of the Vendors, except as otherwise indicated in Schedule 7.01.12 (a)(v), no Material Contract contains non-competition covenants or other undertakings which are not presently applicable to the Vendors and which would materially prevent, impair, limit or confine to a particular place the conduct of the Businesses following the Completion;
          (vi) to the Best Knowledge of the Vendors, neither the Purchaser, nor any Purchaser's Subsidiary nor Target Company shall be liable, with respect to the Businesses, for the payment of any royalty or amount of similar nature under any agreement, contract, (including any Contract), except for those royalties and similar amounts listed in Schedule 7.01.12.(a) (vi) hereto, which specifies the relevant title, beneficiary, criteria of determination and term of payment;
          (vii) to the Best Knowledge of the Vendors, there are no Contracts Related to the Businesses providing for joint ventures, partnerships or similar corporate arrangements.
     (b) Except as otherwise indicated in Schedule 7.01.12(b), there are no Contracts Related to the Businesses in effect with the Vendors and/or a Person, directly and/or indirectly, controlled by Vendors or any Affiliate of the Vendors.
7.01.13 Permits. Where permitted by applicable law and where possible by using their (the Vendors) commercially reasonable best efforts, on both the Effective Date and the Completion Date, all permits, licenses, consents or other authorizations (issued or granted to a Vendor by a governmental authority) currently in place for the conduct of the Businesses (collectively the "Permits") shall have been transferred to the relevant Target Company in accordance with and pursuant to, the laws applicable to the Italian Contribution and the USA Business Transfer Agreement. In the event that a single Permit applies to the Businesses and to other businesses of the Vendors, where permitted by applicable law and where possible by using Vendors' commercially reasonable best efforts, such Permit shall also enure to the benefit of the Purchaser. If any of such Permits can not be transferred and/or shared, the Vendors shall timely inform the Purchaser of such circumstances. To the Best Knowledge of the Vendors, each of the Vendors has complied with the terms of such Permits in all material respects and Vendors have not been notified in writing of any pending or threatened proceedings which might materially affect any of the same.
7.01.14 Investigations. Except as otherwise indicated in Schedule 7.01.14 attached hereto, to the Best Knowledge of the Vendors, none of the Vendors has been notified in writing that it is subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) related to the Businesses in any jurisdiction.

7.01.15 Industrial Relations. Except as otherwise indicated in Schedule 7.01.15 attached hereto, to the Best Knowledge of the Vendors:
          (i) there is no pending dispute with any trade union, staff association or any other body representing the Transferred Employees, no such dispute has been threatened in writing and no event has occurred which is likely to give rise to any such dispute; and
          (ii) none of the Vendors has been charged with any unfair labor practice in connection with the Businesses.
7.01.16 Products Compliance. Except as otherwise indicated in Schedule 7.01.16 attached hereto, to the Best Knowledge of the Vendors:
     I.(a) Each Product produced or sold by the Vendors is in compliance in all material respects with
          (i) any applicable law or regulation and
          (ii) any applicable standards (including those relating to safety) promulgated by any competent governmental Person.
     (b) Each Product conforms in all material respects to any
          (i) promises or affirmations of fact made on container or label on the Products and
          (ii) warranties, whether express or implied, or affirmations of fact made on container or label on the Product.
     (c) All labels on the Products are in all material respects in compliance with any applicable law and regulation.
     II. All certifications required by any applicable law and regulation have been obtained in any country where the Products are manufactured and/or sold and all Products are in compliance in all material respects with the specifications and standards provided for in such certifications.
     III. (a) Except as otherwise indicated in Schedule 7.01.16 III (a), the Vendors are not aware of any material suit, claim, proceeding or action against the Vendors with respect to Products' liability.
     (b) Except as otherwise indicated in Schedule 7.01.16 III (b), there is no recall, withdrawal or suspension by the Vendors and/or each Vendor Affiliate with respect any manufactured and/or sold Product.
7.01.17 Sufficiency of Assets. The Assets (together with the Excluded Assets and the facilities and services provided for in the Ancillary Agreements)
          (i) comprise all assets, property and rights used or held by the Vendors in connection with the Businesses (as presently operated by the Vendors) and
          (ii) constitute all assets, property and rights currently used or held to conduct the Businesses (as presently operated by the Vendors) on a going concern basis in all material respects on the date hereof and on Completion Date.
7.01.18 Extraordinary Contracts. Other than the Extraordinary Contracts listed as Material Contracts in Schedule 1.01.38, there are no Contracts Related to the Businesses which have a value in terms of annual sales or purchases in excess of 5 (five) billion Lira of Products or services and are not terminable by the Vendors with a notice in excess of 12 months.
7.02 Survival. For purposes of this Article 7 and Section 9.04 below, it is agreed that each representation and warranty, and covenants contained in this Agreement or Schedules hereto will continue to survive beyond the relevant terms indicated under Section 9.04 below, until the relevant claim of indemnity has been resolved pursuant to Article 9 to the extent that a notice of claim is given, in good faith, by a Party to the other pursuant to Section 9.04, prior to the expiration of such terms.

                                    ARTICLE 8
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.01 Authorization and Authority of the Purchaser. Each of the Purchaser or (upon incorporation) the Purchaser's Subsidiaries is or will be a corporation duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate powers and authority to enter into this Agreement and the Ancillary Agreements to which it is party, to carry out the obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and the delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder, and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and upon their execution and delivery the Ancillary Agreements to which the Purchaser or any Affiliate of the Purchaser is party shall be duly executed and delivered by it, and this Agreement, and, upon their execution and delivery the Ancillary Agreements to which the Purchaser or any Affiliate of the Purchaser is party, will constitute, a legal, valid and binding obligations of the Purchaser or such Purchaser Affiliate.

8.02 Non Contravention. The execution, delivery and performance of this Agreement do not:
          (i) constitute a violation of the articles of association, by-laws or other constitutional document of the Purchaser, or of the provisions of any law, regulation, judgement or order of any court or other competent authority;
          (ii) conflict with any judgement, decree or order vis-a- vis the Purchaser by any judiciary or administrative authority of competent jurisdiction.
8.03 Consents and Approvals. Except for the consents, approvals and authorizations described in Section 2.03 and in Article 15 of this Agreement, the execution, delivery and performance of this agreement by the Purchaser do not and will not require any consent, approval, authorization or other action by any competent authority.
8.04 No Litigation. There is no pending litigation in front of any civil, administrative or criminal court nor there has been issued any injunction, order or writ which could prevent the Purchaser from carrying out the transactions contemplated by this Agreement.

                                    ARTICLE 9
                           INDEMNIFICATION OBLIGATIONS

9.01 Vendors' Obligation to Indemnify. Subject to the provisions of this Article 9:
          (i) if the Vendors are in breach of any of the representations and warranties set forth in Article 7 and to the extent that any such breach of any representation or warranty derives from a product manufactured or from facts, acts, omission of acts, events and/or circumstances which existed or occurred on or before the Completion Date, the Vendors shall indemnify the Purchaser or the relevant Target Company or Purchaser's Subsidiary (as the case may be) from and against the entire amount in excess of the Threshold (as defined in Section 9.05(a) below) of all actual losses, costs and expenses (including reasonable attorney's fees) arising out of such breach; and,
          (ii) if the Purchaser, any of the Target Companies and/or any Purchaser's Subsidiary is required to make any payment on account of any liability (included among the Assumed Liabilities) for amounts in excess of those recorded in the Effective Date Balance Sheets, the Vendors shall indemnify the Purchaser or the relevant Target Company or Purchaser's Subsidiary (as the case may be) from and against the entire difference between the amount so recorded on account of any Assumed Liability and the actual Assumed Liability, and all actual losses, costs and expenses (including reasonable attorney's fees) arising out of such payment in excess of the Threshold, and
          (iii) if the Purchaser, any of the Target Companies and/or any the Purchaser's Subsidiaries is required for any reason whatsoever to make any payment, whether jointly and severally or otherwise, on account of any Excluded Liabilities, irrespective of
               (x) the inclusion of any such Excluded Liability in Schedule 1.01.26,
               (y) the disclosure or non disclosure of same,
               (z) the contingent or not contingent nature of same, the Vendors shall pay to the Purchaser and/or to the relevant Target Company or the Purchaser's Subsidiary, as the Purchaser may elect, an amount equal to the full amount of the payment so effected and all actual losses, costs and expenses (including reasonable attorney's fees) arising out of such payment.
9.02 Sole Remedy. The right to be indemnified pursuant to and in accordance with, the provisions of Section 9.01 shall constitute the sole and exclusive remedy of the Purchaser in respect of any breach by the Vendors of the provisions of this Agreement. Accordingly, the Purchaser hereby waives any other action or remedy including without limitation those directed to terminate or annul this Agreement or to reduce the Provisional Purchase Prices or the Final Purchase Prices.
9.03 Acknowledgement. Any information supplied by or on behalf of any Target Company to or on behalf of the Vendors in connection with the representations and warranties or otherwise in relation to the Assets and Liabilities, to the Businesses, and to the business and affairs of any Target Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any Target Company and the Vendors undertake to the Purchaser (on behalf of itself and as purchaser of each Target Company and their respective directors, employees, agents and advisers) that they will not bring any claim against any Target Company (or any of their respective directors, employees, agents or advisers) in respect thereto.
9.04 Time Limit for Claims. The Vendors shall have no liability under Section
9.01 unless the Purchaser serves upon the Vendors as provided in Section 17.05
(b) below written notice of any claim it may wish to assert against the Vendors (which notice shall set out reasonable details of the relevant claim or event on which the Purchaser's claim is predicated) on or prior to December 31, 2001, except that if the Purchaser's claim relates to tax, employment or social security matters, the Purchaser's notice shall be served upon the Vendors within and not later than 5:00 p.m. on the 10th (tenth) Business Day after the expiration of the relevant statute of limitation.
9.05 Other Limitations.
     (a) Notwithstanding anything to the contrary contained in this Agreement, the Vendors shall have no liability to the Purchaser pursuant to Section 9.01
(i) and (ii) until the total amount of all liabilities, losses, costs and damages incurred or suffered by the Purchaser or any Target Company or Purchaser's Subsidiary reaches Italian Lira 1,350,000,000 in the aggregate (the "Threshold"), it being understood that, once the Threshold is exceeded, the Vendors shall be liable only for the amount in excess of such Threshold; and further being understood that the Threshold shall not apply to the specific indemnification provisions contained in Sections 9.06 and 9.07.
     (b) The Vendors shall be obliged to indemnify the Purchaser, the Purchaser's Subsidiaries, and/or the Target Companies only for the after tax amount of any liabilities, losses, costs demands or expenses in respect of which indemnification is sought and net of any extraordinary gain; provided that any negative tax effect or consequence for the Purchaser and/or the Target Companies generated by any indemnification shall be taken into account for purposes of this Paragraph (b).
     (c) The amount of any indemnification owing by the Vendors shall be reduced by the amount of any indemnification which the Purchaser and/or the Purchaser's Subsidiaries and/or any Target Company will actually and effectively receive from any other Person, including insurance refunds or similar payments.
     (d) The Purchaser shall not be entitled to indemnification in respect of matters taken into account in the context and for the purposes of the procedure for the determination of the Final Purchase Prices provided for by Article 6 of this Agreement, to the extent of the relevant amount actually taken into account in such context and for such purposes.
     (e) Each amount owing by the Vendors under Section 9.01 shall further be offset against the relative reserve (if any) as reflected in the Effective Date Balance Sheets.
     (f) The Parties acknowledge that a sum as `Bad-will', as provided for in the Calculation Methodology, has been mutually agreed upon by the same; therefore, irrespective of the manner in which such `Bad-will' is reflected or accounted for in the Effective Date Balance Sheets, the Parties agree that such `Bad-will' sum shall not prevent, affect or reduce the Purchaser's right to be indemnified under this Article 9.

9.06 Provisions Concerning Receivables.
     (a) In relation to the provisions of Section 7.01.09, commencing 120 (one hundred and twenty) calendar days after the Effective Date (the "Overdue Period") and every 120th (one hundred and twentieth) calendar days thereafter, the Purchaser shall deliver to the Vendors a written report indicating any Receivables that become overdue (the "Overdue Receivables") during the Overdue Period and, if so, the known or presumed reason for non payment and the actions taken by the relevant creditor.
     (b) If any Overdue Receivables are still outstanding 120 (one hundred and twenty) calendar days after being reported to the Vendors as Overdue Receivables in spite of the relevant creditor exerting its commercially reasonable best efforts consistent with past practices to collect such Overdue Receivables (which shall include upon request of the Vendors, the initiation of legal recovery proceedings against third party debtors consistent with the Vendors' past practice with respect to the Businesses), then the Vendors (or any Affiliate) shall purchase without recourse ("pro-soluto") the Overdue Receivables or shall cause the same to be purchased for an amount equal to the face value thereof; provided that any amount owing by the Vendors hereunder shall be previously offset against the aggregate bad debt reserve recorded in the Effective Date Balance Sheets. For the avoidance of doubt, it is agreed and understood that all costs incurred to attempt to recover the Overdue Receivables, shall be borne by the Vendors.
     (c) Unless otherwise requested by the Vendors, the assignment to the Vendors of the Overdue Receivables shall not be notified to the debtor and the relevant creditor shall continue in its efforts to collect the Overdue Receivables. If any Overdue Receivable is collected by the relevant creditor at any time after assignment to the Vendors, the amount so collected shall immediately be credited to the Vendors or the Affiliate which will have purchased the Overdue Receivables at the same value as of the date of actual payment by the relevant debtor.
     (d) Without any prejudice to the provisions set forth in this Agreement, in the event a Receivable is paid to any of the Vendors or their Affiliate after the Effective Date and prior to being purchased by the Vendors pursuant to
Section 9.06(b) , the amount so paid shall be immediately credited by the relevant Vendor or their Affiliate to the Purchaser and/or Target Companies or such other Person that the Purchaser shall designate, value as of the date of actual payment by the relevant debtor.
9.07 Indemnification with respect to the 1998 P&L.
     (a) If on or before

December 31, 2001, the Purchaser determines by applying the Accounting Principles in a consistent manner that a cost related to the year ended on December 31, 1998 was higher than 20% of such specific cost as recorded (also on aggregate basis) in the 1998 P&L or was not recorded in the 1998 P&L (the "Above Calculation"), the Purchaser shall deliver to the Vendors a statement to such effect attesting the correct application of the Accounting Principles, whereupon the Vendors shall pay to the Purchaser an amount equal to two times the full amount of the excess cost or the amount of the unrecorded cost reported by the Purchaser as aforesaid in accordance with provisions set forth in Paragraph (b) below.
     (b) The Vendors shall not be obligated to indemnify the Purchaser for any specific cost or aggregate costs determined under Paragraph (a) of this Section
9.07 if
          (i) the Vendors can demonstrate, by applying the Accounting Principles in a consistent manner, that another cost related to the year ended on December 31, 1998 was lower than 20% of such specific cost as recorded (also on an aggregate basis) in the 1998 P&L (the "Under Calculation") and
          (ii) Under Calculation is a number greater than the Above Calculation. If the Above Calculation is greater than the Under Calculation, the Vendors shall pay to the Purchaser an amount equal to 2 (two) times such difference.
     Only for the purposes of the determination of the Under Calculation, the Vendors shall not be permitted to take into account any change to the 1998 P&L with respect to:
               (x) the allocation of corporate costs to the Businesses,
               (y) a different classification of any cost from above to below EBIT or vice versa as indicated and understood with respect to the Schedule
7.01.07 (b) (iv), and
               (z) to any change in the sales of the Businesses.
     (c) Upon the receipt of notice clearly specifying the content of a Party's claim with respect to the Above Calculation or the Under Calculation, as the case may be, to which notice shall be attached an opinion of the claiming Party's Auditor attesting the correct application of the Accounting Principles with respect to the Above Calculation or the Under Calculation, as the case may be, the other Party shall submit its notice and the opinion of the claiming Party's Auditor to its Auditor, which within 30 (thirty) Business Days shall render its opinion thereon. If any disagreement arises with respect to this
Section 9.07, the Parties shall negotiate in good faith. In the event that the Parties are unable to settle their differences thirty (30) Business Days after the opinion of the claiming Party's Auditor was received by the other Auditor, then the dispute shall be referred to the Expert (as defined in Section 1.01.27). If the dispute is submitted to the Expert for resolution, the determination by the Expert shall be binding and conclusive on the Parties. The Expert shall give its determination as soon as practicable following its appointment by means of a notice to be delivered to both Parties and the Auditors stating how its determination was rendered. The fees and costs of the Expert shall be borne by the Vendors and the Purchaser as allocated by the Expert in its determination on the basis of the merit of relevant positions of the Parties submitted to the Expert.
9.08 Amnesty. In the event that, at any time between the Completion Date and the date on which the liability of the Vendors shall expire pursuant to Section 9.04 any law, regulation, order or decree should be enacted in Italy having as an effect the right to settle, in whole or in part, tax or social security obligations of the Vendors covered by the Vendors' indemnity hereunder (any such law, regulation, order or decree is hereinafter referred to as an "Amnesty"), the following provisions shall apply:
          (i) the Vendors shall have the right to notify the Purchaser of its request that the relevant Target Company(ies) availS itself of the Amnesty;
          (ii) the Purchaser shall have the right to determine, in its sole discretion (irrespective of any request of the Vendors under Paragraph (i) preceding), whether or not the relevant Target Company(ies) should avail itself of the Amnesty;
          (iii) if the Purchaser elects to proceed with an Amnesty without the prior agreement or request of the Vendors, all costs and expenses of such Amnesty shall be borne by the Purchaser;
          (iv) if the Purchaser elects to proceed with an Amnesty in agreement with the Vendors or pursuant to the Vendors' request hereunder, all costs and expenses of such Amnesty shall be borne by the Vendors;
          (v) if the Purchaser elects not to proceed with an Amnesty notwithstanding the Vendors' request pursuant to Paragraph (i) preceding, it shall be free to do so, but the Vendors' liability under Section 9.01 in respect of the matter constituting the subject of such Amnesty shall be limited to the amount that would have been paid by the Vendors pursuant to paragraph (iv) preceding had the Purchaser elected to proceed with the Amnesty in accordance with the Vendors' request.
9.09 Handling of Claims. If any event occurs which could give rise to the Vendors' liability under Section 9.01, the following provisions shall apply:
          (i) the Purchaser shall give prompt written notice to the Vendors of such event, shall co-operate with respect to all reasonable requests from Vendors including to provide all reasonable particulars of the claim or event and shall specify (if possible) all amounts the payment of which are requested in connection therewith;
          (ii) the Vendors shall have the right to control, and, to the maximum extent permitted by law, join, at their cost, by counsel of their choosing, in the defence of any claim, action, suit or proceeding asserted or initiated, which constitutes the subject matter of a notice to the Vendors of the kind referred to under Paragraph (i) preceding;
          (iii) the Purchaser shall have the right to participate in the defence of any such claim, action, suit or proceeding and, if the Vendors do not exercise the right provided for by Paragraph (ii) preceding, shall be obliged to diligently defend same, provided, however, that if Vendors have assumed the defence, any subsequent participation therein by Purchaser shall be at Purchaser's costs; it being understood that in any event the Vendors shall co-operate with the Purchaser in any such defence and shall provide all reasonable information and documents necessary for such defence;
          (iv) the Purchaser shall not make nor accept any settlement of any claim, action, suit or proceeding of the kind referred to under Paragraph (ii) preceding, nor shall make or permit to be made acquiescence thereto or, as the case may be, to any demand, assessment, judgement or order constituting the subject matter of a notice to the Vendors of the kind referred to under Paragraph (i) preceding or, as the case may be, having resulted from any such claim, action, suit or proceeding, nor shall permit any Target Company to do so, without the prior written consent of the Vendors, which consent shall be communicated by the Vendors in writing within twenty (20) Business Days from the date of receipt of any written proposal and shall not be withheld without reasonable justification.
          (v) If a firm offer is made to settle any matter giving rise to the Vendors' liability under this Agreement which the Vendors, but not the Purchaser, are willing to accept, the Purchaser and/or the relevant Target Company (as the case may be) shall be free not to enter into such settlement and to commence or continue litigation at their own expense, and the Vendors' liability under Section 9.01 shall be limited to the amount of the proposed settlement.
9.10 Mitigation. The Purchaser will take or procure the taking of such reasonable steps as are required by law in order to mitigate any claim under the representations and warranties, subject to the Purchaser being indemnified and secured to its reasonable satisfaction against all reasonable costs and expenses incurred in connection therewith.

9.11 Excluded Matters.
     (a) Notwithstanding anything to the contrary contained in this Agreement, it is hereby specifically understood and agreed that the Vendors do not make any representation or warranty and shall have no liability whatsoever in respect of:
          (i) any compliance or non-compliance of the Italian Business or the Assets included therein with any applicable Italian environmental laws and regulations;
          (ii) any compliance or non-compliance of the Businesses or the Assets included therein (including the Ferrania facility) with applicable health and safety or similar laws and regulations, excluding any liability arising out from claims by Transferred Employees relating to pre-Completion health and safety conditions of the work place, but only to the extent damages relate to pre-Completion time period;
          (iii) the adequacy of any existing insurance coverage.
     (b) The Purchaser, the Purchaser's Subsidiaries, the Target Companies, and their successors and assignees, for perpetuity, hereby expressly waive any right or claim against the Vendors and their Affiliates, and Minnesota Mining Manufacturing Company and its subsidiaries however related to the Excluded Matters, including, for clarity, any environmental matters arising in or arising out with respect to the Ferrania facility, that is presently existing or may arise in the future. For sake of clarity, the Excluded Matters do not include any pending environmental litigation matters as of the Completion Date, including those listed in Schedule 11.04 as "Environmental Lawsuits".
     (c) Without prejudice to the provisions of this Section 9.11, in connection with the excluded matters listed in Section 9.11(a)(ii) above, the Parties have agreed that the Vendors shall recognise and pay on the Completion to the Purchaser the all inclusive amount of US$ 2.2 million, which shall be paid by Vendors or an Affiliate to the Purchaser as a final contribution towards costs that may be incurred by the Purchaser with respect to bringing the Ferrania facility into compliance with applicable environmental and health and safety laws.
9.12 Purchaser's Obligations to Indemnify.
     (a) If Purchaser is in breach of any of the representations and warranties set forth in Article 8, the Purchaser shall pay to the Vendors an amount equal to 100% of all actual damages and expenses incurred by the Vendors which would not have been incurred had said representations and warranties not been breached, provided however that the Vendors shall have the right to assert claims pursuant to this Section 9.12 until December 31, 2001.

     (b) The Purchaser furthermore shall indemnify the Vendors in respect of the full amount of any Assumed Liability the payment of which is claimed from any of the Vendors at any time after the Completion Date pursuant of the provisions of article 2560, para. 1 of the Code or law applicable in other jurisdiction which provides the same or similar effect.
     (c) The Purchaser shall indemnify and hold the Vendors harmless from any actual losses, costs and expenses (including reasonable attorney's fees) to the extent that such losses derive from a Product manufactured or from acts, omissions of acts, events and/or circumstances which exist or occur after the Completion Date, including the continuation by the Purchaser, Purchaser's Subsidiaries or Target Companies of the Vendors' past practices that Relate to the Businesses, except where a breach of the representations and warranties set forth in Article 7 is established to have occurred.
     (d) The procedure set forth in Section 9.09 and the duty to mitigate set forth in Section 9.10 shall apply mutatis mutandis to any claim made pursuant to this Section 9.12.

                                   ARTICLE 10
                           THE KODAK SUPPLY AGREEMENT

10.01 Acknowledgement. The Parties acknowledge the contents of the provisions set out in clause 2.01 (related to the sale of the products on an exclusive basis) of the Kodak Supply Agreement. In relation to the above, the Vendors agrees and undertakes to cooperate with the Purchaser and use its commercially reasonable best efforts to have the Kodak Supply Agreement amended in a manner so as to eliminate the above provisions and any other related provisions.
10.02 Special Consideration. In consideration for such undertakings of the Vendors and their Affiliates (which for the avoidance of doubt do not require achievement of any results), the Purchaser shall pay to Imation S.p.A. the following amounts net of VAT (if applicable):
     (a) Italian Lira 1,000 (one thousand) for each 1 sqm. of Medical Imaging Systems films; and
     (b) an amount equal to 2% of the sale price of any product (as defined in the Kodak Supply Agreement) other than product mentioned in Paragraph (a) above; provided that
          (i) the aggregate amount payable to Imation pursuant to this Section 10.02

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


shall not exceed Italian Lira 17.5 billion (seventeen point five billion) and
          (ii) such products shall be supplied by the Purchaser and/or its Affiliates to any Person other than any company belonging to Kodak group.
10.03 Payment Terms. All payments due pursuant to Section 10.02 shall be made on a quarterly basis within thirty days from the end of each relevant quarter and shall be accompanied by report of such date. The calculation shall be made on the net amount actually invoiced during the relevant preceding quarter. For any amount so paid, the Vendor shall issue a relevant invoice.
10.04 Right to Inspect. In order to verify the due and punctual fulfilment by the Purchaser of the provisions of this Article 10, Vendors shall have the right to inspect or have inspected (at its own cost) during regular business hours (upon reasonable notice, and to the extent such access does not unreasonably interfere with Purchaser's, each Target Company's or any Purchaser Affiliates' activities) all relevant records of the Purchaser or the relevant Affiliate involved in the manufacture and sale of the products referred to in Section 10.02.

                                   ARTICLE 11
                         OTHER COVENANTS OF THE PARTIES

11.01 Release. The Purchaser agrees to forever release any director, officer and statutory auditor (or equivalent) and external auditors of each Target Company resigning on the Completion Date of and from any liability which any of them may have in relation to action or omissions in the carrying out of the respective duties (including without limitation in respect of the Contribution in Kind or the USA Business Transfer) and undertakes to adopt (or cause to be adopted) appropriate corporate resolutions to such effect as soon as practicable after Completion.
11.02 Group Insurance.
     (a) The Purchaser acknowledges that most of the insurance policies listed in the document attached hereto as Schedule 11.02 are group policies which would expire at Completion.
     (b) Vendors shall and shall cause their Affiliates to provide the Purchaser with all information, documents and support as may be reasonably requested by the Purchaser in order to put in place any new insurance policy.
     (c) If during the period from the date hereof to the Completion Date, any accident occurs to the Businesses, the relevant Target Company shall be entitled to receive any indemnification payable pursuant to the insurance policies currently in effect, it being understood and agreed that such indemnification shall not be reflected in the Effective Date Balance Sheets and shall constitute the Purchaser's sole remedy in respect of such accident and that the occurrence of any such event shall not delay Completion hereunder except that in the event that such accident materially prevents the Businesses to be continued in an ordinary course manner, in which case, the Parties shall negotiate in good faith to arrive to an equitable resolution of the problem.
11.03 Replacement of Guarantees.
     (a) Schedule 11.03 attached hereto contains a list of the guarantees and similar instruments relating to the Businesses issued by the Vendors or the Vendors' Subsidiaries or other Affiliates in favour of other Persons.
     (b) The Purchaser agrees to use its best efforts to have said guarantees and other instruments released and/or replaced as soon as practicable and in any event not later than 60 (sixty) Business Days from the Completion Date and in any event it being further understood that if the Purchaser is unable to obtain such release or replacement within such term, the Purchaser shall indemnify and hold the Vendors free and harmless of and from any liability arising out of such guarantees and for any claim asserted thereunder.
11.04 Certain Claims and Litigation. The Vendors shall continue to defend against the claims and litigation matters listed on Schedule 11.04 and shall bear all costs and liabilities related thereto. The Purchaser, the Purchaser's Subsidiaries and the Target Companies agree to cooperate fully with all reasonable requests from the Vendors for information and documents and to provide access to and availability of witnesses to enable the Vendors to properly defend against such claims and litigation.
11.05 Grants.
     (a) The Purchaser acknowledges that pursuant to the Contracts listed in
Schedule 11.05 attached hereto the Italian Newco will collect some amounts as grants (the "Grants").
     (b) In relation to the above, the Purchaser undertakes to take or cause to be taken all reasonable actions consistent with past practices to secure the Grants and to pay or to cause the Italian Newco to pay to the Italian Vendors (as the Italian Vendors may elect) any amount so collected, net of its tax effects and any related cost. Any payment due under this Section 11.05 shall be made with value as of the date of actual payment of such Grant, it being understood that the provisions of Section 10.04 shall apply also in respect of the documentation relating to such grants.
11.06 IT System.
     (a) The Purchaser acknowledges that a separate IT System (the

"IT System") based on the design of the current system used by the Businesses is being installed by Vendors and external software houses which is scheduled to be materially operational by August 1, 1999.
     (b) Vendors will keep the Purchaser informed on the achievement of the project milestones and will answer any query which the Purchaser may have concerning the IT System.
     (c) Purchaser acknowledges that the installation of a separate IT System is a complicated process that must be completed in manageable, sequential phases, and requires the active participation of the Purchaser. Five phases ("Phases") are necessary to complete the installation of the IT System:
          (i) Phase I: Solution Design (already completed);
          (ii) Phase II: Unit Test (in process);
          (iii) Phase III: Solution Test (will require Purchaser's approval);
and
          (iv) Phase IV: System Start-up (which includes four components)
               (1) Order to Cash
               (2) Purchase to Pay
               (3) Finance / Human Resources
               (4) Manufacturing / Inventory
          (v) Phase V: Final Acceptance
     (d) The Vendors shall not proceed with Phase IV until receiving the approval by the Purchaser of Phase III which approval shall not be unreasonably withheld and shall be provided no later than July 23,1999. The Phase III approval by the Purchaser will indicate acceptance of the state of the system, the schedules for the system component start-up and any exceptions (e.g., parts of the system that are not completed). The exception list will indicate the interim workaround solution and the time required to fix the problem. The exception list must be accepted and countersigned by Vendors which acceptance shall not be unreasonably withheld.
     (e) The completion of Phase V (Final Acceptance) shall take place at the end of the 6 (six) week period following the Phase IV (System Start-up), and be determined by the Purchaser's signing of the Acceptance Certificate in the agreed form attached hereto as Schedule 11.06 (e) which sets forth the technical specifications to be met for the purposes of such acceptance (the "Acceptance Certificate"). In the event that acceptance is not obtained prior to the Completion, such event shall not delay the Completion and Vendors undertake to supply services or to cause any service (that should have been supplied by way of the IT System) to be supplied to the Purchaser, each Target Company and any Purchaser's Subsidiaries (as the case may be) from the Completion Date until the issuance of the Acceptance Certificate (subject to the provisions of Paragraphs (d) and (g)).
     (f) If a dispute arises with respect to the installation of the IT System or with the signing of the Acceptance Certificate, the claiming Party shall clearly articulate the dispute in a written notice (the "Notice") and serve such Notice upon the other Party. The other Party shall have 5 (five) Business Days to respond to the Notice. If the Parties cannot resolve the dispute among themselves within 10 (ten) Business Days from the day that the responding Party received the Notice, either Party can refer the dispute to the Person designated by Phil Cuneo who shall decide upon the dispute as soon as practicable acting as the final adjudicator upon this matter and whose decision shall be conclusive and binding. All costs related hereto will be apportioned by such designed Person to the appropriate party based on merit of the Party's claim.
     (g) The Purchaser shall pay a total fixed amount of US $2,500,000 (the "Installation Fee") in consideration for the installation of the IT System; it being understood, with respect to any additional costs related to workarounds' solutions referred to in Paragraph (d) that these additional costs shall be borne by the Vendors, provided, however, that any additional cost related to such workarounds was not caused by any negligence or circumstances depending on the performance of the Purchaser or the Purchaser's designee. The Parties agree to share equally the additional costs of workaround that are necessary because of the failure of a third party to perform and which have not been caused by a negligence or circumstance depending on the performance of the Vendors or the Purchaser; it being understood and agreed that the Vendors, upon an agreement with the Purchaser, shall sue such third party for its negligence, sharing all costs and recoveries from such suits. Vendors shall bear no liability whatsoever for the operability or functionality of the IT System or any damages resulting therefrom except as stated on the Acceptance Certificate.
     (h) Payment of the Installation Fee shall be allocated into the following two progress payments:
          (i) 50% on the Completion and
          (ii) 50% upon completion of Phase V (Final Acceptance).
     (i) In the performance of the activities provided for in this Section 11.06, the Purchaser shall be entitled to avail itself of the co-operation of the Transferred Employees.

11.07 Oracle.
     (a) Not later than December 31, 1999, Purchaser shall inform the Vendors of its non-binding intention to continue with the Oracle manufacturing modules. Not later than March 31, 2000 the Purchaser shall inform the Vendors of its decision to continue with the Oracle manufacturing modules. If the Purchaser decides to continue using the manufacturing modules of Oracle after the expiration or termination of the portion of the Transition Services Agreement relating to the IT System (the "Transitional Termination"), the Purchaser shall be obligated to pay and shall pay or cause to be paid to the Vendor or Vendor Affiliate designated by Vendors upon presentation of an invoice, an amount of Italian Lira
2.6 billion after the Transitional Termination as a compensation for all expenditures made by the Vendors for the customisation of Oracle to be utilised in the new IT System.
11.08 Results for the period June 1, 1999 through the Effective Date.
     (a) The Vendors or an Affiliate so designated by the Vendors agree to pay to the Purchaser, any Purchaser Subsidiary, or any Target Company (as the Purchaser may elect) in total, an amount equal to 13% of the aggregate net sales of the P&C Business for the period June 1, 1999 until the Effective Date. Any payment to be made pursuant to this Paragraph shall be made within the end of the month following the month in which such sales took place.
     (b) During the same period, the Vendors will have made capital expenditures and accounted for the same in respect of the Businesses for an aggregate amount equal to at least US$ 0.5 million, it being understood that any shortage with respect to such amount of US$ 0.5 million shall be set off against the amounts owing to the Vendors for services rendered pursuant to the Transition Services Agreement.
11.09 Incentive Production Plan.
     (a) The Purchaser acknowledges that an incentive production plan is presently in force in favor of the employees of the Italian Business (the "Incentive Production Plan").
     (b) To the extent no specific reserve is recorded in the Effective Date Balance Sheets, the Vendors undertake to reimburse to the Italian Newco 7/12 of any amount paid to its employees under the Incentive Production Plan within 20 (twenty) Business Days from the receipt of the request sent by the Italian Newco specifying that the amounts due under such plan for the financial year ending on December 31, 1999 have been actually paid.
11.10 Cooperation by the Parties. Following the Completion:
     (a) the Vendors undertake to reasonably cooperate with the Purchaser and its advisors (as the Purchaser may elect) and to provide (upon reasonable notice) the Purchaser, each Purchaser Subsidiary, each Target Company and their advisors with any document, book, record and any other information which are reasonable necessary or useful to the Purchaser, each Target Company and their advisors for any tax purposes related to the Businesses, including without limitation, in order to allow the Italian Newco to apply any tax law and rule related to the Contribution in Kind in accordance with Article 4, Paragraph 1, of D. Lgs. n. 358, dated October 8, 1997. Without limiting the generality of the foregoing, the Italian Vendors shall reasonably cooperate with the Italian Newco in order to obtain an update, as of the Effective Date, of the Tax Certificate (as defined in Section 2.07); and
     (b) the Parties agree to reasonably co-operate in good faith and to provide documents and information which shall be reasonable necessary or useful for the other Party in connection with and/or related to the representations and warranties set forth in Articles 7 and 8 and for indemnification provided for by
Article 9.
11.11 Collection of Receivables. The Purchaser, Purchaser Subsidiaries, and the Target Companies shall use commercially reasonable efforts consistent with past practices to collect the Receivables and Overdue Receivables
11.12 Transition Services Agreement. The Purchaser, Purchaser Subsidiaries, and the Target Companies shall use their commercially reasonable best efforts to provide the Vendors with a list of the services requested to be supplied by the Vendors under the Transition Services Agreement by July 10, 1999. The Parties shall negotiate in good faith to expediently agree on the scope, levels and costs (which shall be determined on the Fully Burdened Costs basis, as defined in the Transition Services Agreement) of the transition services required. The Vendors shall use their commercially reasonable best efforts to obtain the consents of any third party Service Provider (as defined in the Transition Services Agreement), if required, on or prior to the Completion Date; it being understood that if any of such consents can not be obtained within such term, the Vendors shall timely inform the Purchaser of such circumstances.
11.13 Continuation of Benefits for US Transferred Employees.
     (a) Except as set forth in this Section 11.13 and in Sections 11.14 and 11.15, as of the Effective Date, the employee benefits of each Transferred Employee employed by the USA Business ("US Transferred Employees") shall be terminated. Following Completion, in accordance with the requirements of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, US Vendor shall provide all US Transferred Employees who are covered by the group medical plan maintained by US Vendor the right to continue, on an after-tax basis, to participate in such plan. In addition, until the earlier of
     1) the last day of the eighteenth (18th) month following Completion or
     2) the date on which USA Company has established an employee benefit plan(s) which provide substantially similar benefits to the US Transferred Employees, US Vendor shall provide, on an after tax basis, all US Transferred Employees with the right to continue to participate in the following employee benefit plans maintained by US Vendor:
     Dental
     Vision
     Basic Life
     Child Life
     Basic Accidental Death and Dismemberment
     Supplemental Accidental Death and Dismemberment
     Health Care Reimbursement Account (only until December 31, 1999)
     Group Legal Services
To the extent that any insurance company or other vendor providing the benefits described above shall refuse, for any reason, to pay a US Transferred Employee the benefit or benefits otherwise due under the terms of such plan(s), Purchaser shall have no obligation to pay such US Transferred Employee such benefit or benefits.
11.14 Treatment of Pension Benefits for Grandfathered US Transferred Employees.
     (a) Effective as of the day preceding the Effective Date, Imation Corp., parent of US Vendor, shall automatically change the status of all US Transferred Employees who are at least age fifty-five (55) and who have completed at least five (5) full years of Vesting Service (as defined in Section 1.1.48 of the Imation Cash Balance Plan, hereinafter referred to as "Cash Balance Plan") as of the day preceding the Effective Date from active to retired. Such US Transferred Employees shall be immediately eligible to receive such pension and retiree medical benefits from Imation Corp. and/or Minnesota Mining and Manufacturing Company ("3M") to which they are eligible pursuant to the terms of the employee benefit plans they had been participating in as of the day preceding such date. Any US Transferred Employee who, as of the day of the Completion, is under age fifty (50) shall not be entitled to any of the benefits described in this
Section 11.14 or in Section 11.15.

     (b) US Vendor shall cause the Cash Balance Plan to be amended to provide that, effective as of the Effective Date, each US Transferred Employee who, as of the day preceding the Completion Date, is at least age fifty (50) but has not yet reached age fifty-five (55), has completed at least five (5) years of Vesting Service, and who is a "Grandfathered Employee" (as defined in Section 8.2(h)(ii) of the Transfer and Distribution Agreement between Minnesota Mining and Manufacturing Company and Imation Corp. dated as of June 18, 1996 ("3M/Imation Distribution Agreement")), shall have their service with USA Company recognized for purposes of
          1) eligibility for early retirement subsidies attributable to each US Transferred Employee's Total Grandfathered Benefit (as defined in Appendix F,
Section 1.4 of the Cash Balance Plan),
          2) the four percent (4%) "3M Special Retirement Incentive" (as defined in section 8.2(e)(iv) of the 3M/Imation Distribution Agreement), and
          3) the six percent (6%) Pay Credit (as defined in Section 1.1.29 of the Cash Balance Plan) contribution. For each individual US Transferred Employee, such recognition of USA Company service shall terminate as of the end of the month in which such person reaches age fifty-five (55), whereupon Imation Corp. shall automatically change their status from active to retired. Such retired US Transferred Employees shall be immediately eligible to receive a distribution from the Imation Corp. and/or 3M pension plan as they are otherwise eligible for pursuant to the terms of such pension plans.
     (c) Purchaser and US Vendor recognize that amendments to the Cash Balance Plan will be required in order to implement the provisions of this Section 11.14, and Purchaser shall in no way be obligated to the US Transferred Employees with respect to the benefits to be obtained or paid as a result of such amendments, except that Purchaser agrees that it will pay one-half of the cost of providing such benefits to the Grandfathered Employees described in subsection (b) above, with US Vendor to pay the other one-half of such cost. To the extent that, for any reason other than a participant's failure to meet the applicable requirements of the Cash Balance Plan, the benefits described in subsection (b) above are not provided through the Cash Balance Plan to the Grandfathered Employees entitled to such benefits, US Vendor and Purchaser shall each pay to each affected Grandfathered Employee one-half of the value of his/her lost benefits.
11.15 Treatment of Retiree Medical Benefits for Grandfathered US Transferred Employees.
     (a) Effective as of the Effective Date, each US Transferred Employee who, as of the day preceding the Completion Date, is at least age fifty (50) but has not yet reached age fifty-five (55), has completed at least five (5) years of Vesting Service and who is a "Grandfathered Employee" for purposes of the 3M Post-Retirement Medical Plans (as defined in Section 8.3(a)(iii) of the 3M/Imation Distribution Agreement), shall have their service with USA Company recognized for purposes of eligibility for 3M Post-Retirement Medical Plans. For each US Transferred Employee, such recognition of USA Company service shall terminate as of the end of the month in which such person reaches age fifty-five (55), whereupon Imation Corp. shall automatically change their status from active to retired. Such retired US Transferred Employees shall then be immediately eligible to receive such 3M Post-Retirement Medical benefits as they are otherwise eligible to receive pursuant to the terms of such plan.
     (b) Purchaser and US Vendor recognize that amendments to the 3M Post-Retirement Medical Plan may be required in order to implement the provisions of this Section 11.15, and Purchaser shall in no way be obligated to the Grandfathered Employees described in subsection (a) above with respect to the benefits to be obtained or paid as a result of such amendments, except that Purchaser agrees that it will pay one-half of the cost of providing such benefits to such Grandfathered Employees, with US Vendor to pay the other one-half of such cost. To the extent that, for any reason other than a participant's failure to meet the applicable requirements of the 3M Post-Retirement Medical Plan, the benefits described in subsection (a) are not provided through the 3M Post-Retirement Medical Plan to the Grandfathered Employees entitled to such benefits, US Vendor and Purchaser shall each pay to each affected Grandfathered Employee one half of the value of his/her lost benefits.
11.16 Purchaser 401(k) Plan for US Transferred Employees. Purchaser shall, effective as of Completion, establish
          (i) a defined contribution plan ("USA Company 401(k) Plan") intended to qualify under Section 401(a) of the Internal Revenue Code (the "IRS Code") and
          (ii) a trust under the USA Company 401(k) Plan intended to qualify under Section 501(a) of the IRS Code. The USA Company 401(k) Plan shall allow for the receipt of "eligible rollover distributions" as defined in Section 402(c)(4) of the IRS Code.

                                   ARTICLE 12
                                 NON-COMPETITION

12.01 Undertaking of the Vendors.
     (a) The Vendors and their Affiliates hereby undertake to the Purchaser, the Purchaser Subsidiaries, Target Companies, and their

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


Affiliates that except as otherwise agreed in writing by the Parties, they will not, either solely or jointly with any other Person (either on their own account or as the agent of any other Person) and for a period of 5 (five) years from the Completion Date, compete with the Purchaser, the Purchaser Subsidiaries, Target Companies, and any of their Affiliates in:
          (i) the P&C Business,
          (ii) the Medical Imaging Systems Business,
          (iii) the Imagesetting Business excluding the manufacture (subject to the terms and conditions of the Supply Agreement), distribution and sale of imagesetting products and substitutable products for the same (as the term "imagesetting" has the meaning attributed to it in Section 1.01.10(iii)),
          (iv) the Inkjet Business, and
          (v) the FPE Business,
and in the following territories: Europe, North and South America, Australia, the Asian Continents (excluding North Korea), and Africa (excluding Mali).
     (b) Notwithstanding anything to the contrary in this Paragraph 12.01, it shall not constitute competition prohibited under this Paragraph 12.01 for Vendors and their Affiliates to:
          (i) continue to carry on or make reasonable extensions to Vendors' businesses that are not the Businesses, including but not limited to Vendors' data storage and information management business, printing and proofing business, and digital solutions and services business, even if the products and services within such Vendors' businesses are sold or provided to the fields noted in the previous sentence of this Paragraph 12.01; and
          (ii) assign or license intellectual property rights to third parties in fields in which the Vendors has the right to assign or license.
12.02 Undertakings of the Purchaser. The Purchaser, the Purchaser Subsidiaries, the Target Companies, and a their Affiliates hereby undertake to the Vendors and their Affiliates, that except as otherwise agreed in writing, they will not, either solely or jointly with any other Person (either on their own account or as the agent of any other Person) and for a period of 5 (five) years from the Completion Date, compete with the Vendors and their Affiliates in:
     (a) the information business (including but not limited to data storage, data security, data management, digital asset management and information mastering),

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


     (b) the imaging business (including but not limited to, imaging applications intended for use in proofing, document imaging, electrophotography, toners and electrophotographic inks, carbonless paper, and color image management, but not:
          (i) imaging applications explicitly provided in the Business,
          (ii) the creation of graphics using wet processed silver halide based film or paper media, including but not limited to matrix film used in the motion picture industry, flexible polyester printing plates, photoresists, and photomasks , except to the extent such wet processed silver halide based film or paper media is intended for use in proofing, electrophotography, carbonless paper or color image management,
          (iii) coated or uncoated film for imaging including but not limited to film known in the motion picture industry as blank film for use in the motion picture industry but excluding imaging applications intended for use in proofing, document imaging, electrophotography, toners, electrophotographic inks, carbonless paper, and color image management;
          (iv) imaging applications based on materials, equipment, systems and subsystems and the software for running them, intended for the creation of graphics for consumer and professional photography industry (as "consumer" and "professional" are defined in Section 1.01.10(i) and excluding imaging applications intended for use in proofing, document imaging, electrophotography, toners, electrophotographic inks, carbonless paper, and color image management, and
          (v) the distribution and sale of printing plates; and
     (c) the software business (computer programs and portions thereof, not limited to software code, but not software intended for and within the Businesses);
and in the following territories: Europe, North and South America, Australia, the Asian Continents (excluding North Korea), and Africa (excluding Mali).
12.03 Non Solicitation by Vendors. The Vendors hereby undertake to the Purchaser, the Purchaser Subsidiaries, and Target Companies that except as otherwise agreed in writing, they will not, either solely or jointly with any other person (either on their own account or as the agent of any other person) and for a period of 2 (two) years from Completion, induce, solicit or endeavour to entice to leave the service or employment any of the Key Employees, occupying a senior or managerial or other key position.
12.04 Non-solicitation by the Purchaser. The Purchaser, Purchaser Subsidiaries, and Target Companies undertake to the Vendors that except as otherwise agreed in writing, they will not, either solely or jointly with any other person (either on their own account or as the agent of any other person) and for a period of 2
(two) years from Completion, induce, solicit or endeavour to entice any employee to leave the service or employment of the Vendors.
12.05 Other Terms.
     (a) The Parties agree that the undertakings contained in this Article 12 are reasonable and are entered into for the purpose of protecting the Businesses and the businesses of the Vendors and their Affiliates and that accordingly the benefit of the undertakings may be assigned by the either Party (and its successors) to any subsequent purchaser of the Businesses or if the businesses of the Vendors and their Affiliates (as the case may be) with reasonable notice to other Party but without the consent of such other Party.
     (b) In the event of a sale, takeover, merger, or demerger of a Party, by, with, or to a third party which is a competitor:
          (x) in one or more of the Businesses, if the involved Party is one or more of the Vendors; or
          (y) in one or more of the Vendors' businesses, if the involved Party is the Purchaser, and/or one or more Purchaser's Subsidiaries and/or one or more Target Companies; the undertakings in this Article 12 shall not be applicable to such third party or the combination of the relevant Party with such third party (the "Combination") provided, however, that the undertakings in this Article 12 shall continue to apply to the involved Party and any attempt by the Combination to use the know-how retained by the involved Party's employees to enhance the Combination's competitive activities in one or more of the Businesses or the Vendors' businesses, as the case may be.
     (c) Each undertaking contained in this Article 12 is and shall be construed as separate and several and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Purchaser or the Vendors and any of their Affiliates, as the case may be.
     (d) If any undertaking contained in this Article 12 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable and the Parties shall in good faith negotiate a valid and substitutable undertaking for the deleted or reduced undertaking that will effectuate the original intention of the Parties.

     (e) The Parties acknowledge that the consideration of such undertakings by the Purchaser and the Vendors and Vendors' Subsidiaries has been already computed in the determination of the purchase prices.

                                   ARTICLE 13
                            TAXES AND OTHER EXPENSES

     Except as otherwise expressly provided in other clauses of this Agreement, any cost, tax, duty or charge arising in connection with the transactions contemplated by this Agreement, shall be borne and paid for as follows :
     (a) any costs, expenses, taxes, duties or charges of any kind (including, without limitation, notarial fees, registration tax, other tax or similar) related to the Contribution in Kind, including the fees owing to the independent appraiser appointed by the Tribunal of Savona for the preparation of the Appraisal, shall be borne by the Italian Vendors;
     (b) any costs, expenses, taxes, duties or charges of any kind (including notarial fees, registration tax, the costs of the "FISSATO BOLLATO" or similar) levied in connection with the Deeds of Transfer, the USA Business Transfer Agreement, the sale of the Shares or the USA Shares and in general associated with the transfer of the Businesses shall be paid by the Vendors and the Purchaser in equal portions; and
     (c) the Purchaser and Imation and the Vendors shall each pay the fees, expenses, and disbursements incurred by their respective auditors, advisors, legal counsel and broker, if any.

                                   ARTICLE 14
                                 CONFIDENTIALITY

14.01 Confidential Information.
     (a) The Purchaser shall keep secret and confidential any confidential information concerning the business and affairs of the Vendors or their Affiliates (other than those information related to the Businesses and each Target Company) received by virtue of this Agreement and/or any Ancillary Agreement or of any investigations made in connection therewith and shall also cause its officers, employees, and consultants to whom such information has been disclosed for the purposes of this Agreement and/or any Ancillary Agreement to comply with such commitment.
     (b) The Vendors shall keep confidential any information related to the Businesses and/or concerning the business and affairs of the Purchaser received by virtue of this Agreement or of any investigations made in connection therewith and shall also cause its officers, employees, and consultants to whom such information has been disclosed for the purposes of this Agreement and/or any Ancillary Agreement to comply with such commitment.
     (c) Each Party shall exercise all necessary precautions to safeguard the confidentiality and secrecy of such information and to prevent the disclosure thereof; provided that each party shall not be deemed in breach of this Section
14.01 in the event of any disclosure made pursuant to mandatory provisions or requirements of any law or rule having jurisdiction on each Party and its Affiliates. All secrecy obligations hereunder shall expire on the (3rd) anniversary of the date of this Agreement.
14.02 Announcements. Except for any publicity, release or announcement of a content in line with the one attached as Schedule 14.02 hereto (which has been mutually agreed by the Parties) or as otherwise mandatorily required under any law or rule issued by any government or other regulatory or stock exchange authority having jurisdiction on the Purchaser or the Vendors, until the Completion Date no other publicity, release or announcement concerning the execution or delivery of this Agreement, any of the provisions contained herein or the transactions contemplated hereby will be issued without the previous written consent and approval, as to both form and contents, of the Purchaser and the Vendors, which consent and approval shall not be unreasonably withheld.

                                   ARTICLE 15
                               CONDITION PRECEDENT

15.01 Antitrust Clearance.
     (a) The obligation of the Parties to carry out the transactions contemplated by this Agreement is subject to the condition that, on or prior to the expiration of the term provided in Section 15.03 (as extended), the transactions contemplated by this Agreement shall have been approved, cleared or granted an exemption by any competent authority having jurisdiction including the AUTORITA GARANTE DELLA CONCORRENZA E DEL MERCATO pursuant to and in accordance with the applicable provisions of Italian Law no. 287 of October 10, 1990 or any pre-merger notification (including the one by way of the so called early termination) to be made pursuant to the Hart-Scott-Rodino Antitrust - Improvements Act of 1976.
     (b) The approval, clearance and exemption contemplated by Paragraph (a) preceding are collectively referred to in this Agreement to as the "Clearance".

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


15.02 Co-operation between the Parties.
     (a) As soon as possible, the Purchaser shall prepare and file all documents required to secure the granting of the Clearance; it being understood that the Vendors shall proactively co-operate, in the preparation of such documents to the extent that such documents are to be based on information and/or data in the possession of the Vendors.
     (b) The Parties shall co-operate proactively in order to achieve the Clearance, including any notification required to be made under any mandatory applicable law; it being understood and agreed that each Party shall be liable for all damages arising out of its negligence in the event the Clearance is not obtained on or prior to the Completion Date.
15.03 Satisfaction of Condition. In the event that, in spite of the Parties' efforts, the Clearance is not obtained on or prior to the Completion Date, at the request of either Party to be notified to the other within the following five (5) Business Days, the aforesaid term of July 15, 1999, shall be automatically extended to July 30, 1999, and the Parties shall forthwith consult with each other and shall use their best efforts in order to overcome any obstacle to the granting of the Clearance or arising in connection therewith. To this end, the Parties shall negotiate in good faith any required changes (if any) to the terms and conditions of this Agreement and/or of the agreements to be entered into pursuant to this Agreement to the extent that such changes do not materially affect the substance of the transactions contemplated hereby or thereby.
15.04 Effects.
     (a) If the Clearance is not obtained on or prior to the term provided in
Section 15.03 (as extended), provided that any applicable competition laws do not mandatorily prevent the fulfillment by the Parties of the transaction contemplated by this Agreement, then the Purchaser shall be entitled to waive the condition precedent provided in this Article 15, in which case Completion shall take place in accordance with the provisions herein contained and the Purchaser shall bear the entire risk of any subsequent denial of the Clearance or of the imposition of any modification to the transactions contemplated hereby and shall hold the Vendors harmless in respect thereto.
     (b) If the Purchaser does not waive in writing such condition precedent within the term provided in Section 15.03 (as extended), then this Agreement shall be automatically terminated and the Parties shall be released of all obligations hereunder except for any rights or obligations arising under Articles 13, 14, 15, 16, 17 and 18 hereof.

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


                                   ARTICLE 16
                             EXHAUSTION OF REMEDIES

     (a) All remedies must, in the first instance, be sought against the primary counterpart party to the dispute. If prior starting or adjudicating any dispute through the dispute resolution process set forth in Article 18, one Party becomes insolvent or is liquidated, the claiming Party shall be entitled to claim against another Party pursuant to Article 18 of this Agreement. If, after adjudicating any dispute through the dispute resolution process set forth in
Article 18 an award is granted to one of the Parties (the "Awarded Party") and such Awarded Party is unable, after providing notice, to collect its award, then the Awarded Party may seek redress from any of the other Vendors, Purchaser, Purchaser's Subsidiaries and/or Target Companies, as the case may be. In all cases, the Awarded Party shall only be required to participate in one dispute resolution proceeding with respect to a single disputed matter and the subsequent Party against whom payment is demanded shall have no defence to the award and shall expeditiously make payment to the Awarded Party no later than thirty (30) days following receipt of the demand.
     (b) To the extent Parties agree in writing that an amount sought by one of the Parties is not disputed but such debtor Party fails to make the corresponding payment within twenty (20) Business Days, then the claiming Party shall be entitled to seek payment from another Party; it being understood that such Party shall not object to such payment.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS

17.01 Survival. Except as otherwise provided in other clauses of this Agreement, the representations and warranties of the Parties contained in Articles 7 and 8, the provisions of Article 9, Article 12, and, in general, all other clauses of this Agreement providing for any obligation of the Parties to be performed after the Completion Date shall remain in full force and effect after the Completion, without necessity for any of the Parties to reiterate or otherwise confirm its commitment with respect thereto.
17.02 Merger, Invalidity, Changes in Writing and Waiver.
     (a) This Agreement between the Parties with respect to the subject matter hereof supersedes all prior agreements (if any) relating to the same matters.
     (b) If any provision of this Agreement is or becomes void, violable, invalid,

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


illegal or unenforceable in any respect under the laws of any jurisdiction:
          (i) the validity, legality and enforceability under the law of that jurisdiction of other provision; and
          (ii) the validity, legality and enforceability under the law of other jurisdiction of that or any other provision, shall not be affected or impair in any way.
     (c) This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, modification or discharge is sought.
     (d) No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
17.03 Post-Completion Assignment. Subject to the undertaking contained in
Article 12:
     (a) Purchaser, and/or any Purchaser's Subsidiaries may assign its rights and interest hereunder to any Person who acquires, in whole or in part, the Businesses, the Shares and/or the USA Shares.
     (b) Vendors may assign any of their rights and interests hereunder to any Person who acquires, in whole or in part, directly or indirectly,
          (i) a controlling interest in a Vendor or
          (ii) all or substantially all of the Vendors' assets and liabilities.
     (c) Except as otherwise specifically provided herein, neither Party may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
17.04 Schedules.
     (a) All Schedules attached to this Agreement are incorporated herein and made a substantial part hereof as fully as if written in this Agreement.
     (b) It is acknowledged that, in order to expedite the execution and exchange of this Agreement, the Schedules attached hereto have been initialled prior to such execution and exchange by Francesca de Fraja, as attorney in-fact of the Purchaser and by Mr. James J. Wales, as attorney-in-fact of the Vendors, on behalf of the Vendors. 17.05 Notices. Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the English language and shall be deemed to have been duly and validly given (i) in the case of notice sent by registered, certified or express mail or international courier , upon receipt of same, and (ii) in the case of notice sent by telefax upon acknowledgement of successful and complete transmission by the fax machine of the sending Party, addressed, in each case, as follows:

     (a)  if to the Purchaser, to it at:
          Ferrania Lux S.a.r.l.
          8, Boulevard Joseph II
          L-1840 Luxembourg
          Telefax :  +41.91.9721455
          Attention: Riccardo Genta

          with copy to:
          Schroder Associati S.p.A.
          Corso Europa, 20
          20121 Milan (Italy)
          Telefax : +39 02 76004706
          Attention :  Nicola Volpi

     (b)  if to the Vendors or any of them to it or them at:
          Imation Corp.
          1 Imation Place
          Oakdale, Minnesota 55128
          USA
          Telefax : +1 651 704-4412
          Attention : General Counsel

          with copy to:
          Umberto Nicodano
          Bonelli Erede Pappalardo
          Via Serbelloni, 12
          20122 Milan (Italy)
          Telefax : +39.02.77113261

          and copy to
          Imation Europe BV

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


          Boeing Avenue 333
          1119 PH Schiphol Rijk
          Telefax: +31 (0)20 6542225
          Attention: Joe Gote

or at such other address and/or telefax number as either Party may hereafter furnish to the other by written notice, as herein provided.
17.06 Applicable Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the Republic of Italy (excluding its rules of conflict).
17.07 Further Assurances. The Parties hereby agree to execute and deliver all such instruments and documents and to perform all such acts and do all such other things as may be necessary to further the purposes of this Agreement.
17.08 Table of Contents and Headings. The table of contents and the descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
17.09 Currency.
     (a) The payment of any amount contemplated by this Agreement or to be made in furtherance hereto shall be made in the currency in which it is expressed. If any amount to paid pursuant to this Agreement is to be converted in another currency, the conversion to such currency shall be made on the basis of the exchange rates between the Italian Lira and the relevant currencies announced by the Italian economic newspaper "Il Sole 24 Ore" on the 3rd (third) Business Day preceding the date on which any such payment is to be made.

                                   ARTICLE 18
                                    DISPUTES

     Without prejudice to the provisions of Section 6.04, any and all disputes arising out of or in connection to this agreement, but excluding the disputes relating to the Ancillary Agreements which shall be governed by their own clauses on jurisdiction and applicable law, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by three arbitrators appointed in accordance with such Rules. The arbitration will take place in Brussels, Belgium, will be conducted in English, and will be governed by Italian law (excluding its rules on conflicts).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, all in the place and as of the date first above written.

Ferrania Lux S.a.r.l.

-------------------
(Francesca de Fraja)

Imation Enterprises Corp.

---------------
(James J. Wales)

Imation S.p.A.                         Imation Ricerche S.p.A.

-----------------                      -----------------
(Giorgio Gambetti)                     (Giorgio Gambetti)

                                       62